UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
LYELL IMMUNOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Lyell Immunopharma, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, June 14, 2024 at 8:30 a.m. Pacific Time. To facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2024. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be held for the following purposes:
1.
To elect the two (2) Class III director nominees named in the accompanying proxy statement (the “Proxy Statement”), to serve terms of three years through the third annual meeting of stockholders following this Annual Meeting and until, in each case, a successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice.
On or about April 22, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and how to receive a paper copy of our proxy materials.
You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/LYEL2024 and entering the 16-digit Control Number included in your Notice, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the Proxy Statement. You may log-in beginning at 8:15 a.m. Pacific Time on Friday, June 14, 2024.
The record date for the Annual Meeting is April 16, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

Matthew Lang, J.D.
Chief Business Officer and Corporate Secretary
South San Francisco, California
April 22, 2024

You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, the voting instruction form, or vote over the telephone or the internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote your shares online at the Annual Meeting by clicking on the “Cast Your Vote” link in the meeting center.

LYELL IMMUNOPHARMA, INC.
201 Haskins Way
South San Francisco, CA 94080
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

June 14, 2024
MEETING AGENDA
Proposals	Page	Voting Standard for Approval	Board Recommendation
Election of Directors	8
Plurality of the votes of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “Withhold” votes will have no effect on the outcome of the vote; and under plurality voting, there are no abstentions.
			“For” each named director nominee

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024	25
Majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.
			“For”

Advisory vote to approve the compensation of the Company’s named executive officers	26
Majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.
			“For”
i

ii

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Lyell Immunopharma, Inc. (sometimes referred to as the “Company” or “Lyell”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request, or had previously requested, a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address for the Annual Meeting, you may (i) visit www.ProxyVote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. Please have your proxy card or Notice in hand when you access the website or call and follow the instructions provided and, if sending an email, please include your control number (discussed below) in the subject line.
How do I attend the Annual Meeting?
To facilitate stockholder participation in the Annual Meeting, the Annual Meeting this year will be held virtually through a live webcast at www.virtualshareholdermeeting.com/LYEL2024. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions.
Who can attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 16, 2024, the record date. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/LYEL2024 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number or proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start at 8:15 a.m. Pacific Time on Friday, June 14, 2024, approximately 15 minutes before the meeting begins.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number, you will still be able to login and attend the Annual Meeting as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/LYEL2024 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.
Where can I get technical assistance?
If you have difficulty accessing the meeting, please call the number listed on the stockholder login page where technicians will be available to help you.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/LYEL2024.

In addition, for the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our principal executive offices at the address listed above. Stockholders may also request to view a list of stockholders of record for the ten days prior to the Annual Meeting by sending an email to ir@lyell.com.
For the Annual Meeting, how do I ask questions of the Company?
We plan to have a Q&A session at the Annual Meeting and will include as many appropriate stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business during the meeting through www.virtualshareholdermeeting.com/LYEL2024.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 16, 2024 will be entitled to vote at the Annual Meeting. On the record date, there were 254,936,784 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 16, 2024, your shares were registered directly in your name with Lyell’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 16, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name,” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. You may vote prior to the meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access the Annual Meeting and vote during the meeting by logging in with your Control Number at www.virtualshareholdermeeting.com/LYEL2024.
What am I voting on?
There are three matters scheduled for a vote:
•	Election of two (2) Class III directors, each to serve a term of three years (Proposal 1);
•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2); and
•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, ratification of the appointment of our independent registered public accounting firm, and Proposal 3, your advisory approval of the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the meeting even if you have already voted by proxy.
•
To vote during the Annual Meeting, you must be present via live webcast and follow the instructions at www.virtualshareholdermeeting.com/LYEL2024. You will need to enter the 16-digit Control Number found on your Notice, proxy card or in the email sending you the Proxy Statement.

•
To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on June 13, 2024), you may vote via the internet at www.proxyvote.com, by telephone or by completing and returning the proxy card, as described below.

•
To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice, proxy card or email sending you the Proxy Statement. Your internet vote must be received by 11:59 p.m. Eastern Time on June 13, 2024 to be counted.

•
To vote over the telephone, dial the number provided on the Notice, proxy card or email sending you the Proxy Statement using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from your Notice, proxy card or email sending you the Proxy Statement. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 13, 2024 to be counted.

•
To vote using the proxy card that may be requested, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form or Notice containing voting instructions from that organization rather than from us. To vote prior to the Annual Meeting, simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank or by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may also access and vote at the Annual Meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/LYEL2024.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 16, 2024.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card (if requested), by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director (Proposal 1), “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending

December 31, 2024 (Proposal 2) and “For” the advisory approval of the compensation of our named executive officers (Proposal 3). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with the NYSE are subject to NYSE rules and, accordingly, the NYSE rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on the Nasdaq Stock Market (“Nasdaq”). In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on these proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials or Notice?
If you receive more than one set of proxy materials or Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the proxy materials or Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may request and submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080.
•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2024 to our Corporate Secretary at 201 Haskins Way, South San Francisco, CA 94080. However, if our 2025 Annual Meeting of Stockholders is not held between May 15, 2025 and July 14, 2025, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.
If you wish to submit a proposal (including a director nomination) at our 2025 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so by not earlier than February 14, 2025 and not later than 5:00 p.m. Pacific Time on March 16, 2025, provided, however, that if our 2025 Annual Meeting of Stockholders is not held between May 15, 2025 and July 14, 2025, your proposal must be submitted not earlier than the 120th day prior to our 2025 Annual Meeting of Stockholders and not later than the close of business on the 90th day prior to our 2025 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The proxy solicited by our Board of Directors for the 2025 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, even if the 2025 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 (proposal to elect directors), votes “For,” “Withhold” and broker non-votes; and with respect to Proposal 2 (proposal to ratify appointment of auditors) and Proposal 3 (stockholder advisory vote to approve the compensation of our named executive officers), votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes, if any, will have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Not applicable	No effect

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
			No effect	Not applicable(1)

3	Advisory vote on the compensation of the Company’s named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
			No effect	No effect
(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting by remote communication or represented by proxy. As noted above, on the record date, there were 254,936,784 shares of common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The Proxy Statement and Annual Report on Form 10-K are available at ir.lyell.com and www.proxyvote.com.

Proposal 1

Election of Directors
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has eight members. There are two directors in Class III whose term of office expires in 2024. Drs. Nabel and Seely were elected as members of our Board of Directors prior to our initial public offering, and Dr. Nabel was elected pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in June 2021. Each of the nominees listed below is a current director who was nominated by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2027 annual meeting and until her successor has been duly elected and qualified or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All directors attended our annual meeting of stockholders in 2023.
Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Nominees to the Board of Directors
The nominees and their ages as of March 31, 2024, the class in which they are being nominated, positions and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our Board of Directors at this time.
Name of Director Nominee	Class	Age	Position	Director Since
Elizabeth Nabel, M.D.(1)(2)	III	72	Director	April 2021
Lynn Seely, M.D.	III	65	President, Chief Executive Officer and Director	May 2021
(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
Elizabeth Nabel, M.D., has served as a member of our board of directors since April 2021 and brings a unique perspective to health care based on her experience as a physician, research scientist, academic medicine leader and wellness advocate. She also serves on the board of directors of Moderna, Medtronic and Accolade. Dr. Nabel is the Chair of the Advisory Board of OPKO Health. Since March 2021, Dr. Nabel has served as Executive Vice President of Strategy of ModeX Therapeutics, a new biotechnology company focused on developing innovative immunotherapies for cancer and viral diseases. Following OPKO’s acquisition of ModeX, she served as Chief Medical Officer (part-time) of OPKO Health until June 2023. Through February 2021, Dr. Nabel was President of Brigham Health, which includes Brigham and Women’s Hospital, Brigham and Women’s Faulkner Hospital, and the Brigham and Women’s Physician Organization, a position she held from 2010. Simultaneous with her service as President of Brigham Health, Dr. Nabel was also a Professor of Medicine from 2010 to 2021 at Harvard Medical School, where she is currently a Professor of Medicine emeritus. Prior to joining Brigham Health, she held a variety of roles, including Director, at the National Heart, Lung and Blood Institute at the National Institutes of Health, a federal agency funding research, training and education programs to promote the prevention and treatment of heart, lung and blood diseases, from 1999 to 2009. Her colleagues have elected her to the American Academy of the Arts and Sciences, the National Academy of Medicine, the Association of American Physicians, the American Society of Clinical Investigation, and she is a Fellow of the American Association for the Advancement of Science. A native of St. Paul, Minnesota, Dr. Nabel received an M.D. from Weill Cornell Medical College and a B.A. in psychology from St. Olaf College, and she completed her internal medicine and cardiology training at Brigham and Women’s Hospital. We believe that Dr. Nabel’s education and work in medicine makes her an appropriate member of our Board of Directors.
Lynn Seely, M.D., has served as our President and Chief Executive Officer since December 2022 and has been a member of our board of directors since May 2021. She was formerly President and Chief Executive Officer and a member of the board of directors of Myovant Sciences, Inc., a biopharmaceutical company that gained marketing approval and launched ORGOVYX for men with advanced prostate cancer and MYFEMBREE for women with uterine fibroids and endometriosis. Prior to joining Myovant, Dr. Seely served as the Chief Medical Officer of Medivation, Inc. from 2005 to 2015. In this role, Dr. Seely oversaw the development and marketing approval of the blockbuster medicine XTANDI for men with castration-resistant prostate cancer and held leadership roles in drug development collaborations with Pfizer Inc. and Astellas Pharma US, Inc. Prior to joining Medivation, Dr. Seely served as Vice President of Clinical Development at Corgentech Inc., at Cytyc Health Corporation, and at ProDuct Health, Inc., a medical device company acquired by Cytyc Corporation. Dr. Seely began her industry career in clinical development at Chiron Corporation in 1996. In addition to serving on the Lyell Board, Dr. Seely serves as the lead independent director for Blueprint Medicines, is an independent director for TORL Biotherapeutics and is on the Board of Managers for Life Science Cares Bay Area. Dr. Seely received a B.A. in journalism from the University of Oklahoma and an M.D. from the University of Oklahoma College of Medicine. She completed her residency and served as Chief Resident in internal medicine at Yale-New Haven Hospital, and she completed her Fellowship in endocrinology and metabolism at the University of California, San Diego, where she was on faculty before joining industry. We believe that Dr. Seely’s education and work in healthcare and life sciences makes her an appropriate member of our Board of Directors.
Our Board Of Directors Recommends
A Vote “FOR” Each Named Nominee

Continuing Directors
Continuing directors and their ages as of March 31, 2024, the class in which they belong, positions and length of board service are provided in the table below. Additional biographical descriptions of each director are set forth in the text below the table.
Name of Director	Class	Age	Position	Director Since
Hans Bishop(1)	I	59	Director	August 2018
Otis Brawley, M.D.(2)	II	64	Director	April 2021
Catherine Friedman(3)(4)	I	63	Director	August 2018
Richard Klausner, M.D.	II	72	Chair of the Board of Directors	September 2018
Robert Nelsen(5)	I	60	Director	September 2018
William Rieflin(5)(6)	II	64	Director	May 2020
(1)	Member of the Nominating and Corporate Governance Committee
(2)	Chair of the Nominating and Corporate Governance Committee
(3)	Member of the Audit Committee
(4)	Chair of the Compensation Committee and Lead Independent Director
(5)	Member of the Compensation Committee
(6)	Chair of the Audit Committee
Hans Bishop has served as a member of our board of directors since August 2018. Since December 2021, Mr. Bishop has also served as the Board Co-Chair and President of Altos Labs, Inc., a private life sciences company. From July 2019 to September 2021, Mr. Bishop served as the Chief Executive Officer of GRAIL, a private life sciences company. From July 2013 to March 2018, Mr. Bishop served as President and Chief Executive Officer at Juno Therapeutics, a company that he co-founded and that was acquired by Celgene. From February 2012 through July 2013, Mr. Bishop served as Executive in Residence at Warburg Pincus, a multinational private equity firm. From January 2010 to September 2011, Mr. Bishop served as Executive Vice President and Chief Operating Officer at Dendreon, Inc., a publicly traded cancer immunotherapy company. From December 2006 to January 2010, Mr. Bishop served as President of Specialty Medicine at Bayer Healthcare, a publicly traded company. From January 2004 to August 2006, he served in multiple leadership positions at Chiron Corporation, a multinational biotechnology company, including as Senior Vice President of Global Commercial Operations and Vice President and General Manager of European Biopharmaceuticals. He currently serves as the Chairman of the Board of Sana Biotechnology and as a director of Agilent Technologies, both of which are publicly traded companies, and he previously served as a director of JW Therapeutics, Juno Therapeutics and Celgene. Mr. Bishop received a B.A. in Chemistry from Brunel University in London. We believe that Mr. Bishop’s more than 30 years of experience in the biotechnology industry and chemistry studies make him an appropriate member of our Board of Directors.
Otis Brawley, M.D., has served as a member of our board of directors since April 2021. Dr. Brawley has served as a Bloomberg Distinguished Professor of Oncology and Epidemiology at Johns Hopkins University since January 2019 and a member of the board of directors of PDS Biotechnology Corporation, a publicly traded biotechnology company, since November 2020, Incyte Corporation since September 2021 and Agilent Technologies since November 2021. From April 2007 to December 2018, he served as the Chief Medical and Scientific Officer of American Cancer Society. From January 2002 to August 2007, he was director of the Georgia Cancer Center at Grady Memorial Hospital. From April 2001 to December 2018, he served as a professor of hematology, oncology, medicine and epidemiology at Emory University. Dr. Brawley received an M.D. from the University of Chicago, Pritzker School of Medicine and a B.S. in Chemistry from the University of Chicago. He completed an internal medicine residency at Case-Western Reserve University and a fellowship in medical oncology at the National Cancer Institute. He is board certified in internal medicine and medical oncology. We believe that Dr. Brawley’s education and expertise in the field of oncology, as well as his experience on public company and non-profit boards, make him an appropriate member of our Board of Directors.
Catherine Friedman has served as a member of our board of directors since August 2018. Ms. Friedman is a business executive with nearly 40 years of experience across finance, technology and healthcare. Ms. Friedman is an Executive Venture Partner at GV Management Company, LLC, where she is a senior member of the investing team and advises the life sciences portfolio. Ms. Friedman has spent 15 years on the boards of leading public and private life sciences and technology companies. She has previously served as an independent director at Seer, Inc.,

Altaba Inc. (formerly Yahoo!), Revolution Healthcare Acquisition Corp., GRAIL, Vividion Therapeutics (acquired by Bayer) and Radius Health. Earlier in her career, Ms. Friedman spent nearly 24 years with Morgan Stanley. She held several executive positions, including Managing Director, Head of West Coast Healthcare, and co-head of Morgan Stanley's biotechnology practice. Ms. Friedman holds a B.A. in economics from Harvard University and an M.B.A. from The University of Virginia's Darden School of Business. She is a foundation trustee at the University of Virginia's Darden School of Business. We believe that Ms. Friedman’s extensive financial experience and work for biotechnology companies make her an appropriate member of our Board of Directors.
Richard Klausner, M.D., is our founder and current Board Chair and was previously our Chief Executive Officer from September 2018 to July 2020 and Executive Chairman from August 2020 to October 2021. Dr. Klausner is the founder and Chief Scientist of Altos Labs, a private life sciences company. He is the President of the Milky Way Research Foundation and founder and Managing Partner of Milky Way Investments. He was the founder and Director of Juno Therapeutics and the founder and Director of GRAIL. He is the Board Chair of Sonoma Biotherapeutics and Co-Founder and Chairman of LifeMine Therapeutics. He is the former Senior Vice President, Chief Medical Officer, and Chief Opportunity Officer of Illumina Corporation. Previously, he was Executive Director for Global Health of the Bill and Melinda Gates Foundation. Dr. Klausner was appointed by Presidents Clinton and Bush as the eleventh Director of the U.S. National Cancer Institute between 1995 and 2001. Dr. Klausner served as chief of the Cell Biology and Metabolism Branch of the National Institute of Child Health and Human Development and a past president of the American Society of Clinical Investigation. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. He has served in senior advisory roles to the U.S., Norwegian, Qatari, and Indian governments. Dr. Klausner earned an M.D. from Duke Medical School and a B.S. from Yale University. We believe that Dr. Klausner’s scientific and medical expertise, particularly in cell biology, molecular biology and cancer, as well as his industry, academic and public service leadership roles, make him an appropriate member of our Board of Directors.
Robert Nelsen has served as a member of our board of directors since September 2018. Since January 2022, Mr. Nelsen has also served as a member of the board of directors of Altos Labs, Inc., a private life sciences company. Since 1986, Mr. Nelsen has served as co-founder and Managing Director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen is a member of the board of directors of Brii Biosciences, Prime Medicine, Sana Biotechnology and Vir Biotechnology, all of which are publicly traded companies, and serves as Chairman of Hua Medicine. Previously, Mr. Nelsen served on the boards of several public biotechnology and biopharmaceutical companies, including Adolor Corporation, Agios Pharmaceuticals, Inc., Beam Therapeutics Inc., Bellerophon Therapeutics, Inc., Denali Therapeutics Inc., Fate Therapeutics, Inc., Gossamer Bio, Inc., Illumina, Juno Therapeutics, Karuna Therapeutics, Inc., Kythera Biopharmaceuticals, Inc., NeurogesX, Inc., Receptos, Inc., Revolution Healthcare Acquisition Corp., Sage Therapeutics, Inc., Sienna Biopharmaceuticals, Inc., Syros Pharmaceuticals, Inc. and Unity Biotechnology, Inc. Mr. Nelsen previously served as a trustee of the Fred Hutchinson Cancer Research Center and the Institute for Systems Biology and as a director of the National Venture Capital Association. Mr. Nelsen received an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology. We believe that Mr. Nelsen’s extensive experience building and serving on the boards of many public and private emerging companies, including multiple life sciences, biotechnology and pharmaceutical companies, makes him an appropriate member of our Board of Directors.
William Rieflin has served as a member of our board of directors since May 2020. From September 2010 to September 2018, he served as the Chief Executive Officer of NGM Biopharmaceuticals, Inc. Since April 2015, Mr. Rieflin has served on the board of directors and has been Chairman of the Board since June 2019 at RAPT Therapeutics, Inc., a publicly traded biopharmaceutical company, and since July 2022, he has served as Chairman of the Board at NGM Biopharmaceuticals, Inc., a private biotechnology company. Mr. Rieflin also previously served as Executive Chairman since September 2018 and a member of the board since 2010 for NGM Biopharmaceuticals. Mr. Rieflin previously served on the board of directors of Anacor Pharmaceuticals, Inc., a pharmaceutical company, from April 2011 to June 2016 and of XenoPort, Inc. from September 2010 to July 2016. Mr. Rieflin also served as a board member of Flexus Biosciences until its acquisition in 2015. He currently serves on the board of directors of Kallyope, Inc. and Lycia Therapeutics, Inc., both privately held companies. Mr. Rieflin received an M.B.A. from the University of Chicago Booth Graduate School of Business, a J.D. from Stanford Law School and a B.S. in Industrial and Labor Relations from Cornell University. We believe that Mr. Rieflin’s extensive experience in the biopharmaceutical industry, his industry expertise and financial knowledge and his experience as a member of the board of directors of other public companies make him an appropriate member of our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq listing standards (the “Nasdaq Listing Rules”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Listing Rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board of Directors has affirmatively determined that none of our directors, other than Drs. Klausner and Seely, has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the Nasdaq Listing Rules. Our Board of Directors has determined that Drs. Klausner and Seely, by virtue of their positions as our Executive Chairman (until October 2021) and President and Chief Executive Officer, respectively, are not independent under applicable rules and regulations of the SEC and the Nasdaq Listing Rules. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Transactions.”
Board Leadership Structure
Dr. Klausner currently serves as the Chair of the Board of Directors. In this role, Dr. Klausner has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. While the positions of chief executive officer and chair are currently held by different individuals, we do not believe there should be a fixed rule regarding the separation of these positions, or whether the chair should be an employee of ours or should be elected from among the non-employee directors. Our needs and the individuals available to assume these roles may require different outcomes at different times, and we and our Board of Directors believe that retaining flexibility in these decisions is in our best interests. Our Nominating and Corporate Governance Committee periodically reviews these matters and makes recommendations to the Board of Directors.
Role of the Board in Risk Oversight
One of the key functions of the Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management team has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight and monitoring of cybersecurity risk management, and, to that end, the committee regularly reviews and discusses with management risks relating to data privacy, technology and information security, including cybersecurity, and backup of information systems and the steps we have taken to monitor and control such exposures. Our Audit Committee receives regular reports from management about our cybersecurity risk management, as well as incidental reports as matters arise, and reports the same, as needed, to the full Board of Directors, which has overall responsibility to evaluate key business risks faced by us, including cybersecurity and information technology. We have based our cybersecurity assessment approach on the National Institute of Standards and Technology Cybersecurity Framework and are implementing methodologies that are consistent with that framework, such as asset management, leading protection and detection technologies, continual monitoring, employee training and business continuity plans. We arrange for independent security assessments to keep us up to date on new security gaps and measures we can implement. Additionally, we conduct random phishing and penetration tests to assess our defenses as well as our employees’ awareness of cybersecurity risks.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, as well as the effectiveness of our quality, corporate and healthcare compliance programs. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and/or are reasonably likely to have a material adverse effect on us. Quarterly, we provide to our Board of Directors updates on our enterprise risks. At least annually, we review and assess our risks as a whole and determine our most important enterprise risks. We then present to our Board of Directors the updated enterprise risks. Both the Board of Directors as a whole and the various standing committees receive periodic reports from the heads of our internal compliance and risk management functions, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.
Meetings of the Board of Directors
The Board of Directors met six times during the last fiscal year. All directors except Mr. Nelsen attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Nelsen was unable to attend several meetings of the Board of Directors and one meeting of the Compensation Committee because of scheduling conflicts.
Typically, in conjunction with the regularly scheduled meetings of the Board of Directors, the independent directors meet in executive sessions outside the presence of management. Additionally, Mr. Bishop and Dr. Klausner recuse themselves from participating in any discussions related to our T cell rejuvenation technology due to their affiliation with Altos Labs.
Information Regarding Committees of the Board of Directors
Our Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the charters for each committee are available on the investor relations section of our website at https://ir.lyell.com.
The following table provides membership and meeting information for fiscal year 2023 for each of the committees of the Board of Directors:
Name	Audit	Compensation	Nominating and Corporate Governance
Hans Bishop			✔
Otis Brawley, M.D.			✔*
Catherine Friedman**	✔	✔*
Richard Klausner, M.D.
Elizabeth Nabel, M.D.(1)	✔		✔
Robert Nelsen		✔
William Rieflin	✔*	✔
Lynn Seely, M.D.(1)
Total meetings in fiscal year 2023	4	4	4
*	Committee Chair
**	Lead Independent Director
(1)
In January 2023, at the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors appointed Dr. Nabel as a member of the Nominating and Corporate Governance Committee to replace Dr. Seely, who had resigned from the committee immediately upon her appointment as our President and Chief Executive Officer in December 2022.

The Board of Directors and each of the committees has authority to hire, at our expense, independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Below is a description of each committee of our Board of Directors.
Audit Committee
Our Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, our Audit Committee performs several functions. Our Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor.
Our Audit Committee currently consists of Mr. Rieflin, Ms. Friedman and Dr. Nabel, each of whom our Board of Directors has determined satisfies the independence requirements under Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The Chair of our Audit Committee is Mr. Rieflin. Our Board of Directors has determined that each of Mr. Rieflin, Ms. Friedman and Dr. Nabel is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. Our Audit committee meets at least quarterly. The agenda for each meeting is usually developed in coordination with the Chair of the Audit Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer, the Chief Business Officer and, as applicable, independent auditors.
The primary purpose of our Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our Audit Committee include:
•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting, audit or other matters;
•	reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm;

•
reviewing and assessing our risk management, risk assessment and major risk exposures with respect to financial, accounting, operational, environmental sustainability, competition and regulation, reviewing and discussing such risks with management and the auditors and reviewing the steps taken by our management to monitor, mitigate or otherwise control these exposures and identify future risks;

•
overseeing and assessing our risks related to data privacy, technology and information security, including cybersecurity, and regularly reviewing with management related issues, including cybersecurity threats faced by us, and steps we are taking to address them; and

•	reviewing with management our investment philosophy and policies, including management of investment risk and applicable policies pertinent to our investment portfolio.
Our Audit Committee met four times during the fiscal year ended December 31, 2023. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the investor relations portion of our website at https://ir.lyell.com.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the consolidated audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
William Rieflin
Catherine Friedman
Elizabeth Nabel, M.D.
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing by Lyell Immunopharma, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee currently consists of Ms. Friedman and Messrs. Nelsen and Rieflin. The Chair of our Compensation Committee is Ms. Friedman. Our Board of Directors has determined that each member of our Compensation Committee is independent under the Nasdaq Listing Rules. The Compensation Committee met four times during the fiscal year ended December 31, 2023. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at https://ir.lyell.com.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•
reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests, supports our strategic and tactical objectives and provides appropriate rewards and incentives for our management and employees;

•	reviewing and approving the compensation of our chief executive officer, other executive officers and senior management and the corporate goals and objectives to be considered in such determination;
•	reviewing and approving the compensation paid to our non-employee directors;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	periodically reviewing with management our major compensation-related risk exposures and steps taken to monitor or mitigate such exposures;
•	overseeing periodic review of our workforce in terms of diversity and inclusion and trends on gender and racial/ethnic compensation equity;
•	periodically reviewing, approving and overseeing the application of our clawback policy and any required recoupment and disclosure; and
•	reviewing and approving the list of companies to be included in any compensation peer group used to determine pay levels based on criteria the Compensation Committee deems appropriate.
Compensation Committee Processes and Procedures
Typically, our Compensation Committee meets on a regular schedule several times per year. The agenda for each meeting is usually developed in coordination with the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Chief Business Officer, Senior Vice President of Human Resources and, as applicable, outside compensation consultants. From time to time, various members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.
The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance assessment. The charter of the Compensation Committee grants our Compensation Committee authority to conduct or authorize studies of, or investigations into, matters within the Compensation Committee’s scope of responsibility, with full access to all of our books, records, facilities and personnel. In addition, under its charter, our Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties.
Generally, our Compensation Committee’s process comprises two related elements: the determination of compensation levels for the current year and the consideration of performance assessments. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to our Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the full Board of Directors. Our Compensation Committee determines any adjustments to her compensation as well as awards to be granted based on the performance evaluation conducted by the Board of Directors. Our Compensation Committee periodically reviews and approves the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors. For all executives and non-employee directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives and non-employee directors in various hypothetical scenarios, executive and non-employee director stock ownership information, company stock performance data, analyses of historical executive or non-employee director compensation levels and current company-wide compensation levels and recommendations of our Compensation Committee’s compensation consultant, including analyses of executive and non-employee director compensation paid at other comparable life sciences companies identified by the consultant, including to understand the demand and competitiveness for attracting and retaining an individual with each of the executive’s or non-employee director’s specific expertise and experience.
Our Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Compensation Committee. In particular, our Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to our Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the past fiscal year, after taking into consideration the factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged the services of Aon Consulting, Inc., through its Human Capital Solutions subdivision (“Aon”), as its compensation consultant. The Compensation Committee requested that Aon:
•	evaluate our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals;
•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•	ensure our compensation strategy adheres to best in market governance practices.
As part of its engagement, Aon was requested by our Compensation Committee to develop a comparative peer group of companies and to perform analyses of competitive performance and compensation levels for that peer group. Aon then conducted a review and analysis of our executive and director compensation compared with current market practices and the peer group of companies, to be used for setting 2023 executive and director compensation levels. Aon’s review, which consisted of an analysis of our compensation practices against prevailing market practices of identified peer group companies and broader industry trends, analyzed total direct compensation (inclusive of salary, cash bonuses and equity awards) and severance benefits of our executive officers and was based on an assessment of market trends through analysis of available public information in addition to proprietary data provided by Aon. Following an active dialogue with Aon and management and resulting modifications, the Compensation Committee approved the recommendations.
Historically, our Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards for our executives and employees at one or more meetings held during the first quarter of the year. However, our Compensation Committee may also consider matters related to individual compensation, and does review and opine on compensation recommendations for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Ms. Friedman and Messrs. Nelsen and Rieflin for the year ended December 31, 2023. None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. During 2023, no member of our Compensation Committee or any of our executive officers has or had a relationship that would constitute an interlocking relationship, as defined under applicable SEC rules, with executive officers or directors of another entity.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consisted of Drs. Brawley and Nabel and Mr. Bishop for the year ended December 31, 2023. The Chair of our Nominating and Corporate Governance Committee is Dr. Brawley. In January 2023, at the recommendation of the committee, the Board of Directors appointed Dr. Nabel to replace Dr. Seely as a member. Dr. Seely had resigned from our Nominating and Corporate Governance Committee immediately upon her appointment as our President and Chief Executive Officer in December 2022.
Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq Listing Rules, a non-employee director and free from any relationship that would interfere with the exercise of his or her independent judgment. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2023. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at https://ir.lyell.com.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection, new directors to fill vacancies and nominees recommended by stockholders, to serve on our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	developing and instituting plans or programs for the continuing education of our Board of Directors and orientation of new directors, as necessary;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related principles;
•
periodically reviewing and discussing with management our programs, policies and risks related to social responsibility, environmental and sustainability matters, including, but not limited to, material environmental, social and governance trends and related long- and short-term impacts on the company, and the steps we have taken to monitor or mitigate such exposures;

•
overseeing our quality, corporate and healthcare compliance programs and periodically reviewing and discussing with management our programs, policies and risks related to such matters, including, but not limited to, material trends and related long- and short-term impacts on the Company, and the steps we have taken to monitor or mitigate such exposures;

•	periodically reviewing with our Chief Executive Officer the plans for succession to the offices of our Chief Executive Officer and other key executive officers;
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors, and review of the committee charters;
•
annually reviewing any stockholder proposals submitted for inclusion in our proxy statement and recommending to the Board any statements in response and considering any stockholder nominees for election to the Board at our annual meeting of stockholders; and

•
periodically receiving reports from our executives regarding our quality assurance, corporate and healthcare compliance policies, programs and activities with respect to the development of drug candidates and, as applicable, commercialization of drug products in compliance with applicable laws and regulations.

Board Membership Criteria
The Board of Directors considers director nominee recommendations from our Nominating and Corporate Governance Committee. Director candidates must have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. In considering candidates recommended by the Nominating and Corporate Governance Committee, the Board also considers factors such as: (i) possessing relevant expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to our affairs; (iii) demonstrating excellence in his or her field, (iv) having the ability to exercise sound business judgment; (v) experience as a board member or executive officer of another publicly-held company; (vi) having a diverse personal background, perspective, and experience; (vii) requirements of applicable law, regulations and Nasdaq; and (viii) having the commitment to rigorously represent the long-term interests of our stockholders. The Board of Directors reviews candidates for director nomination in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Board of Directors considers various factors, including, but not limited to, those factors listed in more detail in the section titled “Board Diversity” below.
In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq Listing Rules, applicable SEC rules and regulations and the advice of counsel, if necessary. Our Nominating and Corporate Governance Committee then uses its, and the Board’s, network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The function of the professional search firm would be to identify potential candidates, including those with diverse attributes as further discussed in the section titled “Board Diversity” below, facilitate meetings with the candidates, conduct diligence regarding the candidate and confirm such candidate’s background. After identifying the potential candidates, our Nominating and Corporate Governance Committee, or the third-party search firm, if used, would then conduct any appropriate and necessary inquiries into the backgrounds and qualifications of such possible candidates after considering the function and needs of the Board of Directors. Our Nominating and Corporate Governance Committee would then meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.
Our Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 201 Haskins Way, South San Francisco, CA 94080, Attn: Corporate Secretary, in accordance with the timeline outlined in the section entitled “When are stockholder proposals due for next year’s annual meeting?” under the heading “Questions and Answers About These Proxy Materials and Voting.” Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Board Diversity
We are committed to the values of diversity, belonging, inclusion and equity. In considering potential board candidates, our Board of Directors believes it is important to take into consideration the full breadth of diversity, including personal factors such as race, ethnicity, sexual orientation, gender identity, gender expression, age, education and cultural background, as well as professional characteristics, such as a director’s industry and area of experience. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board of Directors, including veterans of the U.S. military. We are proud to report that two of our current directors are military veterans. Our Corporate Governance Guidelines also provide that when a third-party search firm is engaged and requested to furnish an initial list of possible candidates, such firm will be requested to include in such list persons who self-identify as female, underrepresented communities and/or as LGBTQ+ who also meet the applicable business and search criteria.

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.
Board Diversity Matrix (As of March 31, 2024)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Our Nominating and Corporate Governance Committee assesses the effectiveness of its diversity initiatives through its periodic evaluation of the composition of our full Board of Directors.
Stockholder Engagement and Communications with the Board Of Directors
We consider our relationships with our stockholders to be a high priority. We recognize that stockholders can have a wide range of interests and views on our practices, objectives and operations. To ensure that our Board of Directors and management have an opportunity to listen to and understand the varying perspectives of our stockholders, members of the management team engage in ongoing dialogues with stockholders through our proactive investor relations program. In 2023, members of management regularly contacted our stockholders and had constructive conversations with and sought feedback from stockholders. Topics discussed included, among other things, business strategy, management, development programs, manufacturing capabilities, research and scientific data we have presented and other issues related to corporate social responsibility. As a result of these discussions, our management and, through updates from management, our Board of Directors gained useful understanding and insight into the views of these stockholders. Additionally, as a result of these conversations, we update our investor presentations to provide relevant and useful information to stockholders.
Our Board of Directors has adopted a formal process by which stockholders may communicate with our Board of Directors. Stockholders who wish to communicate with our Board of Directors or any individual director may do so by sending a written communication addressed to the Board of Directors or such director at the following address:
Lyell Immunopharma, Inc.
201 Haskins Way
South San Francisco, CA 94080
Attn: Corporate Secretary
The Corporate Secretary will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate.

Non-Employee Director Compensation
The following table shows for the fiscal year ended December 31, 2023 certain information with respect to the compensation of all of our non-employee directors:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Hans Bishop	55,000	230,745	285,745
Otis Brawley, M.D.	60,000	230,745	290,745
Catherine Friedman	99,500	230,745	330,245
Richard Klausner, M.D.	80,000	230,745	310,745
Elizabeth Nabel, M.D.	62,500	230,745	293,245
Robert Nelsen	56,000	230,745	286,745
William Rieflin	71,000	230,745	301,745
(1)
All of the option awards were granted under our 2021 Equity Incentive Plan. The amounts shown represent the grant date fair values of option awards granted in 2023 as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in the calculation.

(2)	As of December 31, 2023, our non-employee directors held options to purchase shares of our common stock as set forth below:
Name	Number of Option Awards (#)
Hans Bishop	209,230
Otis Brawley, M.D.	585,000
Catherine Friedman	835,000
Richard Klausner, M.D.	8,224,148
Elizabeth Nabel, M.D.	585,000
Robert Nelsen	185,000
William Rieflin	585,000
No other options were held by non-employee directors as of December 31, 2023.
(3)
The amount shown corresponds to the annual grant to each of our directors of (i) an option to purchase 65,000 shares of our common stock on June 16, 2023 pursuant to the then-current Non-Employee Director Compensation Policy and (ii) a supplemental option to purchase an additional 55,000 shares of our common stock on September 8, 2023 to align with the Non-Employee Director Compensation Policy, as amended in September 2023, discussed below.

Dr. Seely also served on our Board of Directors during 2023, but did not receive any additional compensation for her service as a director. For information regarding her compensation as our President and Chief Executive Officer, see the section titled “Executive Compensation.”
We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings.
Non-Employee Director Compensation Policy
Our Board of Directors adopted the Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for our non-employee directors, as amended and restated in April 2021 and April 2022. In September 2023, to bring the non-employee director compensation program in line with the practices of our peer group, our Compensation Committee approved updates to the policy to increase both the initial appointment and the annual equity grants to our non-employee directors (such updated policy, the “Updated Director Compensation Policy”). No changes were made to the cash compensation in connection with the September 2023 updates. The Updated Director Compensation Policy provides that our non-employee directors receive the following compensation for service on our Board of Directors:
•	an annual cash retainer of $50,000 for all non-employee directors other than the lead director/Chair of our Board of Directors;
•	an annual cash retainer of $80,000 for lead director/the Chair of our Board of Directors;

•
an additional annual cash retainer of $15,000, $12,000, and $10,000 for service as Chair of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•
an additional annual cash retainer of $7,500, $6,000 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (other than for as the chair for any such committee);

•
an appointment option grant, upon the date a new non-employee director is first elected or appointed to our Board of Directors, to purchase the lesser of (i) shares of common stock calculated to have a Black-Scholes value of $500,000 on the date of grant, rounded to the nearest whole number; and (ii) 260,000 shares of common stock, such grant vesting in 36 equal monthly installments measured from the date the non-employee director is first elected or appointed to our Board of Directors, subject to the non-employee director’s continued service on each applicable vesting date; and

•
an annual option grant, upon the date of each of our annual meeting of stockholders, to purchase the lesser of (i) shares of common stock calculated to have a Black-Scholes value of $300,000 on the date of grant, rounded to the nearest whole number; and (ii) 130,000 shares of common stock, all of which shares vest on the earlier of (a) the date of the next annual meeting (or the date immediately prior to such date if the non-employee director’s service as a director ends at such annual meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (b) the first anniversary of the date of grant, in each case subject to the non-employee director’s continued service on each applicable vesting date.

Prior to the September 2023 amendments, the Director Compensation Policy provided that our non-employee directors receive an appointment option grant to purchase 130,000 shares of common stock and an annual option grant to purchase 65,000 shares of common stock. In June 2023, on the date of the 2023 annual meeting of stockholders, each non-employee director was granted an option to purchase 65,000 shares in accordance with the Director Compensation Policy in effect at the time. In connection with the approval of the Updated Director Compensation Policy, in September 2023, the Compensation Committee approved a supplemental option grant to each non-employee director to purchase an additional 55,000 shares of our common stock to align the 2023 total grants with the Updated Director Compensation Policy. No changes were made to the vesting schedules.
Each appointment option grant and annual option grant is granted under our 2021 Equity Incentive Plan (the “2021 Plan”). In the event of our Change in Control (as defined in the 2021 Plan), each non-employee director’s then-outstanding equity awards will become fully vested immediately prior to the closing of the Change in Control, provided that he or she remains in continuous service until immediately prior to the date of such Change in Control.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Business Conduct and Ethics may be viewed at the investors relations portion of our website at https://ir.lyell.com, in the section entitled “Governance Highlights” under “Corporate Governance.” We intend to satisfy the disclosure requirements under Item 5.05 of the SEC Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the website address and location specified above.
Corporate Governance Guidelines
In April 2021, our Board of Directors adopted the Corporate Governance Guidelines, as amended and restated most recently in December 2023, to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board of Directors and committee self-assessments. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed at the investor relations section of our website at http://ir.lyell.com.

Prohibitions on Hedging, Pledging and Short-Term Speculative Transactions
Our Insider Trading Policy, adopted in April 2021 and amended and restated most recently in December 2023, prohibits our employees, including our executive officers, and members of our Board of Directors and designated consultants from:
•
purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds;

•	purchasing our common stock on margin or holding it in a margin account at any time;
•	pledging our common stock as collateral for a personal loan; or
•
engaging in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to our common stock.

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our principal independent registered public accounting firm for the fiscal year ending December 31, 2024. As a matter of good corporate governance, our Audit Committee has decided to submit its appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In the event stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The affirmative vote of the holders of a majority of voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this proposal, will be required to ratify the appointment of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2023 and December 31, 2022 by Ernst & Young LLP, our principal accountant.
	Fiscal Year Ended
	2023	2022
	(in thousands)
Audit Fees	$1,776	$2,159
Audit-related Fees	—	—
Tax Fees	24	30
All Other Fees	—	—
Total Fees	$1,800	$2,189
Audit Fees. Audit Fees include billed and unbilled fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, our registration statements on Form S-3 and Form S-8, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, other professional services related to our SEC filings and various accounting consultations. This category also includes fees for comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” We did not incur any such fees in fiscal years 2023 and 2022.
Tax Fees. Tax fees included tax compliance, tax advice and tax planning fees.
All Other Fees. All other fees include any fees billed that are not audit, audit related, or tax fees.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee charter generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been delegated to the Chair of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Our Board Of Directors Recommends
A Vote In Favor Of Proposal 2

Proposal 3

Advisory Vote to Approve the Compensation of Our Named Executive Officers
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, our Board of Directors and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this proposal.
Our Board Of Directors Recommends
A Vote In Favor Of Proposal 3

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of March 31, 2024.
Name	Age	Principal Occupation/ Position Held With the Company
Executive Officers
Lynn Seely, M.D.	65	President, Chief Executive Officer and Director
Charles Newton	53	Chief Financial Officer
Stephen Hill	53	Chief Operating Officer
Matthew Lang, J.D.	47	Chief Business Officer
Gary Lee, Ph.D.	47	Chief Scientific Officer
Executive Officers
Lynn Seely, M.D. Biographical information regarding Dr. Seely is set forth under the “Nominees to the Board of Directors” section in this Proxy Statement.
Charles Newton has served as our Chief Financial Officer since February 2021. From November 2015 to February 2021, he served as Managing Director & Co-Head of Healthcare Investment Banking in the Americas at Bank of America. From September 2010 to November 2015, Mr. Newton served as Managing Director at Credit Suisse where his last position was Co-Head of Healthcare Investment Banking in the Americas. From June 1996 to September 2010, he served in the investment banking division at Morgan Stanley where his last position was Managing Director and Head of Western Region Healthcare Investment Banking. He serves as a member of the board of directors of Coherus BioSciences, Inc., a publicly traded company, 2seventy bio, Inc., a publicly traded company, and until its acquisition by Roche in February 2024, Carmot Therapeutics, a private biopharmaceutical company. Mr. Newton received an MBA from The Tuck School at Dartmouth College and a B.S. in Finance from Miami University.
Stephen Hill has served as our Chief Operating Officer since November 2021. He joined Lyell in June 2019 as our Chief Technical Operations Officer. From June 2018 to June 2019, he was Senior Vice-President, Head of Global Biologics Operations and from March 2016 to June 2018 as Vice-President, Site Head at AstraZeneca, a publicly-traded company. From December 2012 through February 2016, Mr. Hill served in multiple positions at Amgen, including as Vice President, Bulk Manufacturing, Executive Director, Plant Manager and Executive Director, Manufacturing Technologies. Mr. Hill received an M.B.A. and a B.S. in Microbiology and B.A. in Political Science from the University of Washington.
Matthew Lang, J.D., has served as our Chief Business Officer since July 2023. He also serves as our Chief Legal Officer and Corporate Secretary. Before joining Lyell, Mr. Lang held several executive officer positions at Myovant Sciences between 2017 and 2023, most recently as Chief Administrative and Legal Officer. Mr. Lang also served as General Counsel and Corporate Secretary and as Managing Director and General Manager of Myovant Sciences GmbH in Basel, Switzerland. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc., from November 2009 to July 2017. Prior to Gilead, from 2003 to 2009, Mr. Lang was an attorney at Dechert LLP in New York City. Mr. Lang received his B.A. in Classical Studies from Queen’s University at Kingston, Canada and his J.D. from the University of Pennsylvania Law School.
Gary Lee, Ph.D., has served as our Chief Scientific Officer since January 2022. Dr. Lee is a veteran biotech executive with over a decade of experience leading cell and gene therapy programs for human applications. From October 2018 to January 2022, Dr. Lee was the Chief Scientific Officer at Senti Bio. From August 2005 to October 2018, Dr. Lee held positions of increasing scientific and leadership responsibility at Sangamo Therapeutics, including last as the Vice President of Cell Therapy. Dr. Lee earned his Ph.D. in Chemical Engineering from the University of California, Berkeley, and his B.S. in Chemical Engineering from the California Institute of Technology.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2024 by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors or director nominees; (iii) each of our named executive officers set forth in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.
Applicable percentage ownership of our common stock is based on 254,926,880 shares of our common stock outstanding as of March 31, 2024, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of March 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Holders:
Entities affiliated with ARCH Venture Partners(1)	36,412,716	14.3%
Glaxo Group Limited(2)	30,253,189	11.9%
Milky Way Investments Group Limited(3)	20,162,332	7.9%
Gemini Investments, L.P.(4)	15,093,969	5.9%
BlackRock, Inc.(5)	14,302,220	5.6%
The Vanguard Group(6)	13,604,027	5.3%
Directors and Named Executive Officers:
Lynn Seely, M.D.(7)	2,590,000	1.0%
Charles Newton(8)	3,718,681	1.4%
Stephen Hill(9)	1,808,124	*
Matthew Lang, J.D.	—	—
Gary Lee, Ph.D.(10)	619,430	*
Tina Albertson, M.D., Ph.D.(11)	6,108	*
Richard D. Klausner, M.D.(12)	12,002,862	4.6%
Hans Bishop(13)	4,774,844	1.9%
Otis Brawley, M.D.(14)	465,000	*
Catherine Friedman(15)	1,051,370	*
Elizabeth Nabel, M.D.(16)	465,000	*
Robert Nelsen(17)	36,477,716	14.3%
William Rieflin(18)	465,000	*
All current directors and executive officers as a group (13 persons)(19)	64,444,135	25.1%
*	Represents beneficial ownership of less than 1%.
(1)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2024 by ARCH Venture Fund IX, L.P. (“AVF IX”); ARCH Venture Partners IX, L.P. (“AVP IX LP”); ARCH Venture Partners IX, LLC (“AVP IX LLC”); ARCH Venture Fund IX Overage, L.P. (“AVF IX Overage”); ARCH Venture Partners IX Overage, L.P. (“AVF IX Overage GP”) (collectively, the “Reporting Entities”); and Keith Crandell, Robert Nelsen and Clinton Bybee (collectively, the “AVP IX Managing Directors” and individually, each an “AVP IX Managing Director”). The Reporting Entities and the AVP IX Managing Directors collectively are referred to as the “Reporting Persons.” AVF IX is the record owner of 18,206,358 shares of common stock (the “AVF IX Shares”) as of December 31, 2023. AVP IX LP, as the sole general partner of ARCH Venture Fund IX, may be deemed to beneficially own the AVF IX Shares. AVF IX Overage is the record owner of 18,206,358 shares of common stock (the “AVF IX Overage Shares”; combined with AVF IX Shares, the “Record Shares”) as of December 31, 2023. AVF IX Overage GP, as the sole general partner of AVF IX Overage, may be deemed to beneficially own the AVF IX Overage Shares. AVP IX LLC, as the sole general partner of AVP IX LP and AVF IX Overage LP, may be deemed to beneficially own the Record Shares. As managing directors of AVP IX LLC, each AVP IX Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares. Each Reporting Person disclaims beneficial ownership of the Record Shares except for the shares, if any, such Reporting Person holds of record. The Schedule 13G/A filed by the Reporting Persons provides information as of December 31, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2023 and March 31, 2024. The mailing address of the Reporting Persons is 8755 W. Higgins Avenue, Suite 1025, Chicago, IL 60631.
(2)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 10, 2022 by GlaxoSmithKline plc (“GSK”). Represents 30,253,189 shares of common stock, of which GSK has sole voting and dispositive power through its indirect wholly-owned subsidiary, Glaxo Group Limited (“GGL”). The Schedule 13G filed by GSK provides information as of December 31, 2021 and, consequently, the beneficial ownership of GSK may have changed between December 31, 2021 and March 31, 2024. The mailing address of each of GSK and GGL is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

(3)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Milky Way Investments Group Limited (“Milky Way”) and MWG Management Limited. Milky Way is controlled by MWG Management Limited, its corporate director. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entities may have changed between December 31, 2021 and March 31, 2024. The mailing address of Milky Way is c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(4)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 14, 2022 by Gemini Investments, L.P. (“Gemini Investments”), Gemini GP Limited (“Gemini GP”), Orland Properties Limited (“Orland Properties”) and Newton (PTC) Limited (“Newton”). Gemini GP is the general partner of Gemini Investments, and as such, may be deemed to beneficially own the shares held directly by Gemini Investments. Orland Properties wholly owns Gemini GP, and as such, may be deemed to beneficially own the shares beneficially owned by Gemini GP. Newton wholly owns Orland Properties, and as such, may be deemed to beneficially own the shares beneficially owned by Orland Properties. The Schedule 13G filed by the reporting entities provides information as of December 31, 2021 and, consequently, the beneficial ownership of the reporting entities may have changed between December 31, 2021 and March 31, 2024. The mailing address of Gemini Investments is c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands.

(5)
Based solely on information set forth in a Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). Represents 14,302,220 shares of common stock, of which BlackRock had sole voting power for 13,940,413 shares, no shared voting power, sole dispositive power for 14,302,220 shares and no shared dispositive power. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock. BlackRock is the ultimate parent holding company of such investment adviser entities. The Schedule 13G filed by BlackRock provides information as of December 31, 2023 and, consequently, the beneficial ownership of the above-mentioned entities may have changed between December 31, 2023 and March 31, 2024. The mailing address of BlackRock is c/o BlackRock, Inc., 50 Hudson Yards, New Yrok, NY 10001.

(6)
Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group 23-1945930 (“Vanguard”). Represents 13,604,027 shares of common stock, of which Vanguard had shared voting power for 105,360 shares, sole dispositive power for 13,376,615 shares, shared dispositive power for 227,412 shares and no sole voting power. Vanguard reports that its clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein, and no one other person’s interest in the securities reported therein is more than 5%. The Schedule 13G/A filed by Vanguard provides information as of December 29, 2023 and, consequently, the beneficial ownership of the reporting person may have changed between December 29, 2023 and March 31, 2024. The mailing address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Consists of 2,590,000 shares of common stock issuable upon exercise of stock options held by Dr. Seely that are exercisable within 60 days of March 31, 2024.
(8)	Consists of 8,729 shares of common stock and 3,709,952 shares of common stock issuable upon exercise of stock options held by Mr. Newton that are exercisable within 60 days of March 31, 2024.
(9)	Consists of 8,928 shares of common stock and 1,799,196 shares of common stock issuable upon exercise of stock options held by Mr. Hill that are exercisable within 60 days of March 31, 2024.
(10)	Consists of 12,700 shares of common stock and 606,730 shares of common stock issuable upon exercise of stock options held by Dr. Lee that are exercisable within 60 days of March 31, 2024.
(11)
Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023 but would have been one of our three other most highly compensated executive officers as of December 31, 2023. As a result, she has been included as one of our “named executive officers” for this Proxy Statement.

(12)
Consists of (i) 3,898,714 shares of common stock, of which 2,967,834 shares are held by Dr. Klausner, and 245,515 shares are held by each of The Ariella Klausner Delaware Trust, The Isaac Klausner Delaware Trust and The Olivia Klausner Delaware Trust, and 194,335 shares are held by The Eli Klausner Delaware Trust (collectively, the “Klausner Trusts”); and (ii) 8,104,148 shares of common stock issuable upon exercise of stock options held by Dr. Klausner that are exercisable within 60 days of March 31, 2024. Dr. Klausner is a trustee of the Klausner Trusts and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the trusts. Dr. Klausner disclaims beneficial ownership of all shares held by the Klausner Trusts, except to any pecuniary interest therein, if any.

(13)
Consists of (i) 4,685,614 shares of common stock and (ii) 89,230 shares of common stock issuable upon exercise of stock options held by Mr. Bishop that are exercisable within 60 days of March 31, 2024.

(14)	Consists of 465,000 shares of common stock issuable upon exercise of stock options held by Dr. Brawley that are exercisable within 60 days of March 31, 2024.
(15)
Consists of (i) 715,000 shares of common stock issuable upon exercise of stock options held by Ms. Friedman that are exercisable within 60 days of March 31, 2024, (ii) 100,000 shares of common stock held by The Duane Irrevocable Trust 2020 (“Duane Trust”) and (iii) 236,370 shares of common stock held by the Duane Family Trust (“Duane Family Trust”). Ms. Friedman is a trustee of the Duane Trust and the Duane Family Trust and therefore may be deemed to share the power to direct the disposition and vote of the shares held by the Duane Trust and/or the Duane Family Trust. Ms. Friedman disclaims beneficial ownership of all shares held by the Duane Trust and the Duane Family Trust, except to any pecuniary interest therein.

(16)	Consists of 465,000 shares of common stock issuable upon exercise of stock options held by Dr. Nabel that are exercisable within 60 days of March 31, 2024.
(17)
Includes 65,000 shares of common stock issuable upon exercise of stock options held by Mr. Nelsen that are exercisable within 60 days of March 31, 2024. Mr. Nelsen is an AVP IX Managing Director and may be deemed to beneficially own the shares held by AVF IX and AVF IX Overage as discussed in footnote (1). Mr. Nelsen disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(18)	Consists of 465,000 shares of common stock issuable upon exercise of stock options held by Mr. Rieflin that are exercisable within 60 days of March 31, 2024.
(19)
Consists of (i) 45,369,879 shares of common stock held by our current directors and executive officers as a group and (ii) 19,074,256 shares of common stock issuable upon exercise of stock options held by our current directors and executive officers that are exercisable within 60 days of March 31, 2024.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2023 for (a) the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 31, 2023 and (b) Tina Albertson, who ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023 but would have been one of our three other most highly compensated executive officers as of December 31, 2023 (collectively, our “named executive officers”).
Our named executive officers for the fiscal year ended December 31, 2023 are the following individuals:
Name	Position(s)
Lynn Seely, M.D.	President, Chief Executive Officer and Director
Charles Newton	Chief Financial Officer
Stephen Hill	Chief Operating Officer
Matthew Lang, J.D.	Chief Business Officer
Gary Lee, Ph.D.	Chief Scientific Officer
Tina Albertson, M.D., Ph.D.*	Former Chief Medical Officer and Head of Development
*	As noted above, Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023.
2023 Performance Highlights
We are a clinical-stage cell therapy company advancing a pipeline of product candidates for patients with solid tumors utilizing our proprietary ex vivo genetic and epigenetic T-cell reprogramming technologies. In nonclinical studies, our proprietary T-cell reprogramming technologies have been shown to generate potent, tumor-reactive, long-lasting and functional T cells to drive durable tumor cytotoxicity. Our technologies can be applied in a target agnostic manner to multiple T-cell modalities, including chimeric antigen receptor (“CAR”), tumor-infiltrating lymphocytes (“TIL”) and T-cell receptor (“TCR”) therapies. Our executive compensation programs are designed to align with performance.
Highlights of our performance in 2023 include:
We made significant advances in our clinical pipeline of cell therapy product candidates:
•
LYL797, our CAR T-cell product candidate targeting the receptor tyrosine kinase-like orphan receptor 1 (“ROR1”) protein, incorporates our c-Jun and Epi-R technologies and is undergoing evaluation in a Phase 1 clinical trial enrolling patients with relapsed/refractory triple-negative breast cancer (“TNBC”) or non-small cell lung cancer (“NSCLC”). Initial clinical and translational data from at least 20 patients in the Phase 1 trial of LYL797 are expected in the first half of 2024. We initiated a CAR T-cell manufacturing proof-of-concept collaboration with Cellares as part of an overall manufacturing strategy to build scale and reduce cost, under which the companies agreed on a proof-of-concept technology transfer process for the manufacture of our LYL797 CAR T-cell therapy, using Cellares’ Cell Shuttle™. We also announced initial results from our ROR1 screening program indicating that expression of ROR1 in TNBC and NSCLC, 53% (N=77) and 33% (N=18), respectively, is consistent with what has been reported in the literature. The screening program is designed to support our current and future clinical trials.

•
LYL845, our novel epigenetically reprogrammed TIL product candidate, is designed for differentiated potency and durability. Enrollment in the Phase 1 clinical trial for LYL845 is ongoing. The study includes patients with relapsed and/or refractory metastatic or locally advanced melanoma, NSCLC and colorectal cancer. Initial clinical and translational data from the Phase 1 trial of LYL845 are expected in the second half of 2024. We received Federal Drug Administration Orphan Drug Designation for LYL845 for the treatment of stage IIB-IV melanoma. We presented nonclinical data highlighting the Epi-R P2 manufacturing process, which is designed to shorten TIL manufacturing time to less than three weeks without impacting cell number and phenotype. Epi-R P2 is expected to be incorporated into the Phase 1 trial of LYL845 in 2024.

We made significant advances in our research, reprogramming and manufacturing technologies:
•
LYL119, our innovative ROR1 CAR T-cell product, incorporates four of our stackable and complementary reprogramming technologies for enhanced cytotoxicity: c-Jun overexpression, NR4A3 knockout, Epi-R manufacturing protocol and Stim-R™ T-cell activation technology. These four technologies are designed to work together to further improve the anti-tumor potency and durability of T cells. An investigational new drug (“IND”) application for LYL119 is expected to be submitted in the first half of 2024. In nonclinical studies, LYL119 demonstrated superior cytotoxicity and sustained cytokine production upon repeated antigen stimulation compared to various controls lacking one or more of the reprogramming technologies and showed robust in vivo antitumor efficacy and prolonged survival in a mouse xenograft tumor model at very low cell doses. We presented posters highlighting preclinical development of LYL119 at the American Society for Gene and Cell Therapy and at the 38th Annual Meeting of the Society for Immunotherapy of Cancer (“SITC”).

•
T-cell rejuvenation is our novel partial reprogramming technology designed to maintain T-cell identity while reducing cells’ epigenetic age. We presented nonclinical data at the International Society for Stem Cell Research 2023 Annual Meeting demonstrating that our T-cell Rejuvenation technology generates cells with improved expansion capacity and increased expression of biomarkers associated with T-cell stemness, that also exhibit improved antitumor properties compared with non-rejuvenated T-cell controls in sequential cell-killing assays. We also presented nonclinical data at SITC demonstrating that TIL generated with our Rejuvenation technology retain a broad TCR repertoire and demonstrate improved T-cell function and antitumor properties.

We carefully managed our people and financial resources.
•
We appointed Matthew Lang, J.D., as our Chief Business Officer in July 2023. Mr. Lang, who also serves as our Chief Legal Officer and Corporate Secretary, is an experienced company builder who has successfully led growth in complex organizations.

•
As of December 31, 2023, we had 224 employees, over 79% of whom were engaged in research and development activities, technical operations and process sciences. Since inception, our voluntary employee turnover has remained consistently below average for the U.S. life sciences industry generally, as well as for life sciences companies located in Northern California and the Pacific Northwest.

•
During the fiscal year, we carefully managed our capital. While progressing our research and development programs described above, through diligent expense management we ended the fiscal year with cash, cash equivalents and marketable securities of $562.7 million. We believe our funding is sufficient to meet our working capital and capital expenditure needs and supports advancing our pipeline into 2027 through multiple clinical milestones.

Executive Summary
Features of Our Executive Compensation Program
The important features of our executive compensation program include the following:
What We Do	What We Do Not Do
☒ Independent Directors: Our Compensation Committee consists solely of independent members of our Board of Directors.

☒ Compensation Consultant: Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

☒ Bonus Tied to Performance: Our annual performance-based incentive bonus opportunities for all of our named executive officers are dependent on our achievement of annual corporate goals established each year.

☒ Long-Term Equity: Equity awards with multi-year vesting are an integral part of our executive compensation program and comprise the primary at-risk portion of our named executive officer compensation. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value of our stockholders and by encouraging our executive officers to remain in our long-term employ.

Beginning in 2024, a significant portion of equity awards granted to our named executive officers and other senior executives are performance-based to further align executive interests with our stockholders and to encourage retention.

☒ Clawback Policy: We adopted a clawback policy in September 2023 for the recoupment of certain incentive compensation from our executive officers in the event of an accounting restatement. A copy of the policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024.

☒ No Single-Trigger Acceleration: We do not provide single-trigger vesting acceleration of equity awards upon a change in control.

☒ No Guaranteed Bonuses: We do not provide guaranteed minimum bonus amounts.

☒ No Perquisites: We generally do not provide to our executive officers perquisites or personal benefits.

☒ No Hedging: We prohibit hedging and pledging of Lyell stock.

☒ No Discounted Options/SARs: We do not provide discounted stock options or stock appreciation rights.

☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”

☒ No Service-Based Defined Benefit Pension Plan or Other Similar Benefits: We do not maintain a defined benefit pension plan or provide other similar benefits.

Philosophy, Objectives and Elements of Executive Compensation
Philosophy
We operate in the highly competitive biotechnology and pharmaceutical industries, and we expect competition among companies in our industry to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented and highly qualified managerial, scientific and medical personnel, as well as those in manufacturing and general and administrative functions. Additionally, we conduct substantially all of our operations at our facilities in South San Francisco, California and Seattle and Bothell, Washington, and these regions are headquarters to many other biopharmaceutical companies and many academic and research institutions. As a result, we face intense competition for skilled personnel in these markets. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to manage and grow our business, facilitate the achievement of our strategic goals and create long-term value for our stockholders.
Objectives
We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive environment in which we operate. We believe in providing a competitive compensation package to each of our executive officers, including our named executive officers, consisting of a combination of base salary, annual cash bonus opportunity and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
In 2023, the Compensation Committee reviewed, and will continue to review, evaluate and modify, our executive compensation program to support the Company’s business strategies and align our compensation program with executive compensation best practices, market trends and the success of our business.
Elements of Executive Compensation
The Compensation Committee reviews on an ongoing basis our executive compensation and benefits programs to evaluate whether these programs support the Company’s compensation philosophy and objectives, as described herein, and serve the interests of our stockholders. Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based incentive bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.
Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)
Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Enables us to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year.

Generally, base salaries are reviewed annually and determined based on a number of factors (including individual performance and the overall performance of our Company) and by reference, in part, to market data provided by our independent compensation consultant.

Annual base salary increases are not guaranteed. In 2023, none of our named executive officers received increases to their base salaries (except for Dr. Albertson, who received a modest adjustment).

Performance-Based Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals that relate to our key business objectives.	Target bonus amounts are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market.

Element of Compensation	Objectives	Key Features

Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan. Actual bonus amounts earned are determined after the end of the year, taking into account corporate performance objectives.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted during the first half of the year and as appropriate during the year for new hires, promotions or other special circumstances, such as to encourage retention, or as a reward for significant achievement. For executives, equity opportunities have generally been in the form of stock options, which are “at risk” because the realized value is dependent on our stock price. Beginning in 2024, we started granting performance-based stock units (PSUs) to our executives, with such PSUs comprising a significant portion of each executive’s overall equity award value (100% for our chief executive officer, and 50% for the other executive officers).

Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

We focus on providing a competitive compensation package to our executive officers that provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
Mix of Executive Compensation
We do not have any formal policies for allocating compensation among salary, performance-based bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.
How We Determine Executive Compensation
Role of our Compensation Committee, Management and the Board
The Compensation Committee is appointed by the Board of Directors and has responsibilities related to the compensation of the Company’s directors, officers and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee.” Our Compensation Committee consists solely of independent members of the Board of Directors.
The Compensation Committee reviews all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations with respect to all of the executive officers other than herself. While the Chief Executive Officer discusses her recommendations with the Compensation Committee, she does not participate in the deliberations concerning, or the determination of, her own compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.
The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance-based incentive bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained Aon as its compensation consultant, and Aon developed a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2023. Aon also conducted market research and analysis to assist the Compensation Committee in developing executive compensation, including appropriate salaries, target bonus amounts and equity awards for our executives, including the named executive officers. Aon also conducted a review of our director compensation policies and practices.
The Compensation Committee has analyzed whether the work of Aon as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines and the Nasdaq Listing Rules. Based on its analysis, our Compensation Committee determined that the work of Aon and the individual compensation advisors employed by Aon does not create any conflict of interest pursuant to the SEC rules and Nasdaq Listing Rules.
Use of Competitive Market Compensation Data
The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Aon to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.
In September 2022, Aon proposed, and the Compensation Committee approved, a group of public companies that are reasonably comparable to us in terms of industry and financial characteristics to provide management and the Compensation Committee with relevant compensation information to support compensation decision-making. In determining the peer group, Aon considered companies that were (i) U.S.-headquartered public biopharmaceutical companies in a biotech “hub” location with an emphasis on companies recently public; (ii) pre-clinical and early clinical stage (Phase 1 or Phase 2 of development) with a focus on oncology where possible; (iii) market cap generally between $500 million and $6 billion; and (iv) fewer than 500 employees.

The peer group with respect to 2023 was as follows:
Allogene Therapeutics	Instil Bio
Arcus Biosciences	Intellia Therapeutics
Atara Biotherapeutics	Iovance Biotherapeutics
Beam Therapeutics	NGM Biopharmaceuticals
Century Therapeutics	Prometheus Biosciences
CRISPR Therapeutics	Relay Therapeutics
Editas Medicine	Revolution Medicines
Erasca	Sana Biotechnology
Fate Therapeutics	Turning Point Therapeutics
IGM Biosciences	Zentalis Pharmaceuticals
ImmunityBio
Using data compiled from the peer companies, or peer data, Aon completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2023. Aon prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to base salary, performance-based bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance-based bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the named executive officers. The Compensation Committee reviews and adjusts, on an annual basis, its compensation philosophy, which sets target pay by employee group to fall at specific percentiles of the market data. In making 2023 compensation decisions, however, market data is only one of the factors that the Compensation Committee considers. The Compensation Committee also considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•	company performance and existing business needs;
•	each named executive officer’s individual performance, scope of job function and the critical skill set of the named executive officer to the Company’s future performance;
•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•	a range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
•	recommendations from consultants on compensation policy determinations for the executive officer group.
Consideration of Stockholder Advisory Vote (Say-on-Pay)
We conducted our first stockholder advisory vote regarding our executive compensation (“Say-on-Pay”) at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). At the 2023 Annual Meeting, approximately 97.6% of the votes cast on the Say-on-Pay proposal were in favor of the compensation paid to our named executive officers for fiscal year 2022.
Our Compensation Committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs and, based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. Our Compensation Committee will continue to consider the results from future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments.
Consistent with the preference for annual voting frequency expressed by our stockholders at the 2023 Annual Meeting, we will conduct another advisory vote on a Say-on-Pay proposal for the Annual Meeting this year.
2023 Executive Compensation Program
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers, and it is an important element of compensation intended to attract and retain highly talented individuals. In February 2023, the Compensation Committee reviewed the base salaries of our named executive officers (other than Mr. Lang, who joined us in mid-2023), taking into consideration the competitive market analysis prepared by Aon, its compensation consultant, and the recommendations of our Chief Executive Officer, as well as the other factors described in the section above. Following this review, the Compensation Committee approved a modest base salary increase for Dr. Albertson, effective March 1, 2023, to bring her base salary to a level that was more aligned to the range of those of similarly-situated executives at the companies in our peer group. The Compensation Committee approved no base salary increases for our other named executive officers. The base salary of Mr. Lang was negotiated and approved in connection with his commencement of employment with us in 2023. The base salaries for our named executive officers for the fiscal years ended December 31, 2023 and December 31, 2022 were as follows:
Named Executive Officer	2023 Base Salary ($)	2022 Base Salary ($)
Lynn Seely, M.D.(1)	650,000	650,000
Charles Newton	499,200	499,200
Stephen Hill	504,400	504,400
Matthew Lang, J.D.(2)	500,000	—
Gary Lee, Ph.D.(3)	480,000	480,000
Tina Albertson, M.D., Ph.D.(4)	481,304	475,904
(1)	Dr. Seely’s 2022 base salary became effective on December 15, 2022, when she commenced employment with us as President and Chief Executive Officer.
(2)	Mr. Lang’s 2023 base salary became effective on July 1, 2023, when he commenced employment with us as Chief Business Officer.
(3)	Dr. Lee’s 2022 base salary became effective on January 31, 2022, when he commenced employment with us as Chief Scientific Officer.
(4)	Dr. Albertson departed as Chief Medical Officer and Head of Development on November 10, 2023.
Annual Performance Bonus – Non-Equity Incentive Plan Compensation
Our annual performance-based bonus plan is designed to provide employees with financial incentives for the achievement of pre-specified program-specific, pipeline, research and functional corporate goals. Each of our executive officers is eligible to earn an annual incentive bonus of up to a percentage of his or her annual base salary, with such percentages set forth in his or her respective offer of employment letter, as may be subsequently adjusted by our Board of Directors. Each goal is measured individually, and the percentage of goals achieved determines the bonus awarded, subject to the Compensation Committee’s discretion.
For 2023, the payment of bonus amounts was based on achievement of the following corporate goals approved by our Board of Directors in January 2023:
Corporate Goals		Weighting
•	Accelerate therapies to patients through clinical development of LYL845 and LYL797	60%
•	Advance innovative research, reprogramming and manufacturing technologies	25%
•	Manage our people and financial resources to support our long-range plans	15%
In December 2023, our Board of Directors reviewed the Company’s performance against these pre-determined objectives. After deliberation during a closed session without the presence of management, our Board of Directors determined the Company’s level of achievement against the 2023 corporate goals to be 75%. In February 2024, the Compensation Committee approved a bonus pool for our named executive officers at 75% of their targeted bonuses.
The target bonus opportunity and amounts for the named executive officers, as well as the actual bonus amounts paid, are set forth below:
Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity ($)	Actual Bonus Earned ($)
Lynn Seely, M.D.	60%	390,000	292,500
Charles Newton	50%	249,600	187,200
Stephen Hill	55%	277,420	208,065
Matthew Lang, J.D.(1)	50%	126,027	94,521
Gary Lee, Ph.D.	50%	240,000	180,000
Tina Albertson, M.D., Ph.D.(2)	50%	240,652	—
(1)	Mr. Lang’s target bonus opportunity and actual bonus amount earned were both pro-rated based on the number of days he was employed by us during 2023.
(2)	Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023 and, as such, was not eligible for any bonus payouts.
Equity Awards
We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Compensation Committee determined that our 2023 equity grants for the named executive officers would continue to be stock options. The Compensation Committee believes that stock options are a key tool in serving to align the interests of our executive officers and our stockholders: stock options are inherently performance-based and automatically link executive pay to stockholder return, as any value realized by the executive from an award of stock options is dependent upon, and directly proportionate to, appreciation in stock price. In general, executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder if the stock price is below the exercise price.
In February 2023, the Compensation Committee approved stock option grants to Mr. Newton, Mr. Hill, Dr. Lee and Dr. Albertson as part of the Company’s 2023 equity grants, taking into consideration competitive market analysis prepared by Aon and the recommendations of Dr. Seely (in her capacity as our Chief Executive Officer) for such named executive officers other than herself, as well as the other factors described in the section above. Dr. Seely received an initial equity award in December 2022 at the commencement of her employment, so she did not receive an equity grant as part of the February 2023 process. In addition, the Compensation Committee approved an initial option grant for Mr. Lang in connection with his commencement of employment in July 2023. The stock option grants made in 2023 to the named executive officers are set forth below:
Named Executive Officer	Stock Option Grant (# shares)
Lynn Seely, M.D.(1)	—
Charles Newton(2)(3)	700,000
Stephen Hill(2)(3)	900,000
Matthew Lang, J.D.(3)(4)	2,250,000
Gary Lee, Ph.D.(2)(3)	600,000
Tina Albertson, M.D., Ph.D.(2)(5)	700,000
(1)	Dr. Seely did not receive an equity grant in 2023, given that she received a stock option grant in December 2022 in connection with her appointment as our President and Chief Executive Officer.
(2)
Represents the 2023 equity grant made to the applicable named executive officer. The option vests as to 12.5% of the total number of shares subject to the option six months after the vesting commencement date of February 9, 2023, and as to 1/48th of the total number of shares subject to the option each month thereafter on the same day of the month as the vesting commencement (or if there is no corresponding day, on the last day of the month), subject to the applicable named executive officer’s continued service to the Company through the applicable vesting date.

(3)	The option is subject to vesting acceleration, as described in more detail below under the section titled “Employment Contracts and Change in Control Arrangements.”
(4)
Represents the initial stock option grant to Mr. Lang in connection with his commencement of employment with us as Chief Business Officer in July 2023. The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date of July 1, 2023, and as to 1/48th of the shares initially underlying the option each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month) until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(5)
On November 10, 2023, Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development and, as such, all of her options have since expired following the three-month post-termination exercise period.

The initial and all subsequent equity grants to our named executive officers are evaluated and approved by the Compensation Committee in the context of each named executive officer’s total compensation and take into account the market data provided by compensation consultants in addition to the individual officer’s responsibilities and performance. The Compensation Committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances for named executive officers other than the Chief Executive Officer.
In November 2023, the Board of Directors approved, effective November 16, 2023, a one-time repricing of certain stock options that had been granted to date under the 2021 Plan and 2018 Plan. The repricing impacted stock options with exercise prices greater than $2.37, and each stock option was repriced to have a per share exercise price of $1.87 (the “Repricing”). To be eligible to exercise the option at the new exercise price, option holders must remain employed with us through November 15, 2024. Any exercise of the option prior to that date will require payment of the original, higher exercise price. Additionally, as a condition of receiving the repricing, the vesting schedule for the unvested shares underlying repriced stock options held by executives at the level of senior vice president and above, including our named executive officers, was extended for an additional year. No changes were made to the expiration dates of or number of shares underlying the repriced stock options. The incremental fair values from the Repricing to the impacted stock options for the named executive officers are included in the “Option Awards” column in the Summary Compensation Table below.
Other Features of Our Executive Compensation Program
Employment Offer Letters
We maintain employee offer letters with each of our named executive officers (other than Dr. Albertson, who is no longer employed by the Company) that set forth the initial terms and conditions of their employment, including position, base salary, target bonus, signing bonus (in the case of Messrs. Newton, Hill and Lang and Dr. Lee) and eligibility for severance benefits, as described below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”
Severance and Change in Control Benefits
Each of our named executive officers, other than Dr. Seely and Dr. Albertson, is eligible for severance benefits under our officer severance plan, which was last amended in February 2022. Dr. Seely is eligible for severance benefits under her offer letter with us. In November 2023, Dr. Albertson terminated her employment with us, in connection with which we provided her the Albertson Severance Payments pursuant to the Albertson Separation Agreement (each as defined and described below in the Summary Compensation Table). The severance arrangements with our named executive officers (other than Dr. Albertson) are described in more detail below under the “Employment Contracts and Change in Control Arrangements” section under the subsections titled “Offer Letters,” “Officer Severance Plan” and “Potential Payments and Benefits Upon Termination or Change in Control.”
Sign-On Bonuses
Mr. Lang received a sign-on bonus in the amount of $400,000 in connection with his commencement of employment with us in July 2023, subject to certain repayment conditions. In each of January 2023 and January 2024, Dr. Lee earned a $175,000 signing bonus, for a total of $350,000, that he received in November 2021 in connection with his commencement of employment with us, by completing two years of employment with us. These sign on bonuses are described in more detail below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”
Health and Welfare Benefits; Perquisites
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision plans, in each case on the same basis as all of our other employees. We pay the premiums for the short- and long-term disability, life and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
401(k) Plan
Our named executive officers are eligible to participate in our defined contribution retirement plan (“401(k) Plan”) that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may elect to defer up to 90% of their eligible compensation into the 401(k) Plan on a pretax or after tax basis, up to annual limits prescribed by the U.S. Internal Revenue Code of 1986, as amended. For 2023, we matched 50% of each participant’s deferral contributions to the 401(k) Plan, up to 6% of the participant’s eligible compensation on a per payroll period basis but not to exceed $4,750 for the plan year, and after the end of each quarter in the 401(k) Plan year, we also trued up our matching contributions such that each participant in the 401(k) Plan receives the total amount of our matching contributions that the participant would otherwise have been able to receive based on the participant’s total elective contributions and eligible compensation for the applicable plan year if our matching contributions had been determined on annual basis instead of pay period by pay period basis. Effective January 1, 2024, we match 50% of each participant’s deferral contributions to the 401(k) Plan, up to $4,750 for the plan year, and we no longer true up our matching contributions. For all plan years, our matching contributions are immediately 100% vested.
Tax and Accounting Implications
Under Financial Accounting Standard Board ( “FASB”) Accounting Standards Codification (“ASC”) Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis according to FASB ASC Topic 718.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Other Compensation Policies and Practices
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
In addition, in September 2023, our Board of Directors adopted an Incentive Compensation Recoupment Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act and Nasdaq Listing Rule 5608. A copy of the Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024.
Compensation Risk Assessment
The Compensation Committee has reviewed our compensation policies and practices, in consultation with Aon and outside counsel, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report*
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Catherine Friedman (Chair)
Robert Nelsen
William Rieflin
*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table shows for the fiscal years ended 2023, 2022 and 2021 compensation awarded to, earned by or paid to our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Lynn Seely, M.D. President, Chief Executive Officer and Director(4)	2023	650,000	—	1,685,250	292,500	19,726(6)	2,647,476
	2022	30,000	—	18,640,500(5)	—	15,689	18,686,189
	2021	—	—	—	—	—	—
Charles Newton Chief Financial Officer(7)	2023	499,200	49,920	3,572,687	187,200	8,417(8)	4,317,424
	2022	496,172	1,000,000	2,159,500	212,160	7,636	3,875,468
	2021	426,461	65,096	18,410,845	216,986	5,404	19,124,792
Stephen Hill Chief Operating Officer	2023	504,400	55,484	2,332,161	208,065	8,018(9)	3,108,128
	2022	501,341	300,000	3,023,300	235,807	7,578	4,068,026
	2021	457,180	80,025	1,443,807	266,750	136,356	2,384,118
Matthew Lang, J.D. Chief Business Officer(10)	2023	250,000	—	3,662,100	94,521	1,732(11)	4,008,353
	2022	—	—	—	—	—	—
	2021	—	—	—	—	—	—
Gary Lee, Ph.D. Chief Scientific Officer(12)	2023	480,000	223,000	1,336,680	180,000	6,676(13)	2,226,356
	2022	443,077	—	3,488,560	187,233	9,602	4,128,472
	2021	—	—	—	—	—	—
Tina Albertson, M.D., Ph.D. Former Chief Medical Officer and Head of Development(14)(15)	2023	473,444	42,097	1,149,820	—	726,042(16)	2,391,403
	2022	—	—	—	—	—	—
	2021	—	—	—	—	—	—
(1)
The amounts shown represent (a) discretionary bonuses earned by Mr. Newton and Mr. Hill in the years 2023 and 2021 and Drs. Lee and Albertson in 2023 as recognition for certain achievements and (b) sign-on bonuses received by (i) Mr. Newton in connection with his commencement of employment with us in 2021 in the amount of $1,000,000, which was earned in February 2022 upon his completing one year of employment with us, (ii) Mr. Hill in connection with his commencement of employment with us in 2019 in the amount of $300,000, which was earned in June 2022 upon his completing three years of employment with us, and (iii) Dr. Lee in connection with his commencement of employment with us in 2022 in the amount of $175,000, which was earned in January 2023 upon his completing one year of employment with us, each of the foregoing as further described in detail below under the section titled “Employment Contracts and Change in Control Arrangements – Offer Letters.”

(2)
Except as otherwise noted below, the amounts shown represent the sum of (a) the grant date fair values of option awards granted in 2023, 2022 and 2021, as computed in accordance with FASB ASC Topic 718 and (b) for 2023, the incremental fair values to the option awards resulting from the Repricing. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in the calculation. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
The amounts shown represent the annual performance-based cash bonus earned by our named executive officers based on the achievement of certain corporate performance objectives during 2023, 2022 and 2021. For more information about the 2023 annual incentive bonus program, see the subsection above titled “2023 Executive Compensation Program — Annual Performance Bonus – Non-Equity Incentive Plan Compensation” under “Compensation Discussion and Analysis.” These amounts were paid in early 2024, 2023 and 2022, respectively.

(4)
Dr. Seely transitioned from a non-employee director of the Company to its President and Chief Executive Officer in December 2022, and her 2022 salary amount was pro-rated for the period of time she was employed in 2022. She does not have compensation for employment with the Company for the year 2021. The amounts shown also exclude any compensation Dr. Seely received in connection her service as a member of our Board of Directors.

(5)	Excludes an option grant of 65,000 shares Dr. Seely received in June 2022 in connection with her service as a non-employee member of our Board of Directors.
(6)
For Dr. Seely, the amount shown represents $8,474 of life insurance premiums paid by us on her behalf, including $2,930 for associated taxes, $4,750 in 401(k) matching contributions and $6,502 for taxes paid on her behalf for the reimbursement for legal fees incurred in 2022 in connection with the negotiation of her offer of employment letter.

(7)	Mr. Newton joined the Company in February 2021, and his 2021 salary amount was pro-rated for the period of time he was employed in 2021.
(8)
For Mr. Newton, the amount shown represents $2,953 of life insurance premiums paid by us on his behalf, including $1,021 for associated taxes, $714 of imputed income on long-term care insurance and $4,750 in 401(k) matching contributions.

(9)
For Mr. Hill, the amount shown represents $2,554 of life insurance premiums paid by us on his behalf, including $622 for associated taxes, $714 of imputed income on long term care insurance and $4,750 in 401(k) matching contributions.

(10)
Mr. Lang joined the Company in July 2023 and his 2023 salary amount was pro-rated for the period of time he was employed in 2023. He does not have compensation from the Company for the years 2022 and 2021.

(11)	For Mr. Lang, the amount shown represents $963 of life insurance premiums paid by us on his behalf, including $333 for associated taxes, and $769 in 401(k) matching contributions.
(12)	Dr. Lee joined the Company in January 2022, and his 2022 salary amount was pro-rated for the period of time he was employed in 2022. He does not have compensation from the Company for the year 2021.
(13)	For Dr. Lee, the amount shown represents $1,926 of life insurance premiums paid by us on his behalf, including $666 for associated taxes, and $4,750 in 401(k) matching contributions.

(14)
On November 10, 2023, Dr. Albertson terminated her employment and ceased serving as our Chief Medical Officer and Head of Development. Her 2023 salary amount reflects compensation for the period of time she was employed in 2023. In connection with her voluntary termination of employment, Dr. Albertson entered into a Release and Separation Agreement with the Company, effective November 18, 2023 (the “Albertson Separation Agreement”), pursuant to which she became entitled to receive, as part of her severance benefits (i) $481,304, equal to twelve (12) months of her 2023 annual base salary, (ii) $207,027, equal to her 2023 target bonus amount, pro-rated for the percentage of the year in which she was employed by the Company and (iii) $29,761, equal to the estimated amount of the portion of the premiums to be paid by the Company for twelve (12) months of continuation of healthcare coverage under COBRA for her and her dependents, each paid or that may become payable at the time(s) specified in the Albertson Separation Agreement (collectively, the “Albertson Severance Payments”). As a condition to receiving the Albertson Severance Payments, Dr. Albertson was required to timely sign and not revoke the Albertson Separation Agreement.

(15)
Dr. Albertson was not a “named executive officer” of the Company for any portion of 2021 and 2022, and as such, we are not including her compensation for the years 2021 and 2022 in the Summary Compensation Table.

(16)
For Dr. Albertson, the amount shown represents the Albertson Severance Payments, $2,657 of life insurance premiums paid by us on her behalf, including $886 for associated taxes, $543 of imputed income on long term care insurance and $4,750 in 401(k) matching contributions.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 31, 2023, certain information regarding grants of plan-based awards to the named executive officers:
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Lynn Seely, M.D.			390,000
					7,500,000(3)	1.87(4)	1,685,250(3)
Charles Newton			249,600
	2/24/2023				700,000	2.13	1,149,820
					4,818,000(3)	1.87(4)	2,422,867(3)
Stephen Hill			277,420
	2/24/2023				900,000	2.13	1,478,340
					2,000,000(3)	1.87(4)	853,821(3)
Matthew Lang, J.D.(5)			126,027
	8/10/2023				2,250,000	2.31	3,662,100
Gary Lee, Ph.D.			240,000
	2/24/2023				600,000	2.13	985,560
					800,000(3)	1.87(4)	351,120(3)
Tina Albertson, M.D., Ph.D.(6)			240,652
	2/24/2023				700,000	2.13	1,149,820
(1)
There are no thresholds or maximum levels for these awards, which are the cash awards each applicable named executive officer was eligible to receive under our 2023 annual incentive bonus program. The amounts actually earned by each named executive officer are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. For more information about the 2023 annual incentive bonus program, see the subsection above titled “2023 Executive Compensation Program — Annual Performance Bonus – Non-Equity Incentive Plan Compensation” under “Compensation Discussion and Analysis.”

(2)
Except as otherwise noted below, the amounts shown represent the grant date fair values of option awards granted in 2023, as computed in accordance with FASB ASC Topic 718. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in the calculation. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(3)
The number of option awards and related grant date fair value represent the awards that were modified to account for the incremental fair value from the Repricing. For Dr. Seely, the Repricing excluded the stock options granted to her in May 2021 and June 2022 in connection with her service as a member of our Board of Directors. See Note 12, Stock-Based Compensation, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in the calculation. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers.

(4)
Pursuant to the Repricing, the exercise price of the repriced options has been modified to be $1.87 per share, the closing price of our common stock on the repricing date, November 16, 2023. However, if an employee exercises a repriced option before the end of a retention period of one year (subject to earlier termination in certain circumstances), such employee will be required to pay the original exercise price per share of such repriced option. In addition, the vesting schedule for the unvested shares underlying repriced options held by the named executive officers was extended for an additional year. There is no change to the expiration dates of or number of shares underlying the repriced options.

(5)	Mr. Lang’s target bonus amount was pro-rated based on the number of days he was employed by us during 2023.
(6)
Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023 and, as such, all of her options have since expired following the three-month post-termination exercise period.

Outstanding Equity Awards at Fiscal Year End
The following table presents the outstanding equity awards held by each named executive officer as of December 31, 2023.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Vesting Commencement Date	Option Expiration Date
Lynn Seely, M.D.(2)	5/20/2021	400,000(3)	—(4)	14.40	5/20/2021(5)	5/19/2031
	6/8/2022	65,000	—	5.31	6/8/2022(6)	6/7/2032
	12/15/2022	1,500,000	6,000,000	3.28(7)	12/15/2022(7)(8)	12/14/2032
Charles Newton	2/5/2021	2,657,879	1,144,121	6.24(7)	2/5/2021(7)(8)	2/4/2031
	2/5/2021	318,338	197,662	6.24(7)	6/16/2021(7)(9)	2/4/2031
	3/16/2022	225,961	274,039	5.98(7)	2/9/2022(7)(10)	3/15/2032
	2/24/2023	145,833	554,167	2.13	2/9/2023(11)	2/23/2033
Stephen Hill	7/10/2019	500,000	—	3.65(7)	6/19/2019(7)(8)	7/9/2029
	1/16/2020	155,375	9,625	3.65(7)	2/1/2020(7)(12)	1/15/2030
	11/17/2020	333,000	117,000	5.96(7)	12/1/2020(7)(12)	11/16/2030
	2/12/2021	67,857	32,143	6.24(7)	3/1/2021(7)(12)	2/11/2031
	4/14/2021	55,934	29,066	12.67(7)	4/14/2021(7)(12)	4/13/2031
	3/16/2022	316,346	383,654	5.98(7)	2/9/2022(7)(10)	3/15/2032
	2/24/2023	187,500	712,500	2.13	2/9/2023(11)	2/23/2033
Matthew Lang, J.D.	8/10/2023	—	2,250,000	2.31	7/1/2023(13)	8/9/2033
Gary Lee, Ph.D.	2/11/2022	373,076	426,924	6.04(7)	1/31/2022(7)(8)	2/10/2032
	2/24/2023	125,000	475,000	2.13	2/9/2023(11)	2/23/2033
Tina Albertson, M.D., Ph.D.(14)	8/10/2020	416,667	—	5.81	7/1/2020(13)	2/10/2024
	11/17/2020	291,667	—	5.96	12/1/2020(15)	2/10/2024
	3/16/2022	262,500	—	5.98	2/9/2022(11)	2/10/2024
	2/24/2023	131,250	—	2.13	2/9/2023(11)	2/10/2024
(1)	All of the option awards with grant dates prior to June 16, 2021 were granted under the 2018 Plan. Option awards with grant dates on or after June 16, 2021 were granted under the 2021 Plan.
(2)
The option awards granted to Dr. Seely on May 20, 2021 and June 8, 2022 were in connection with her service as a member of our Board of Directors. The option award granted on December 15, 2022 was in connection with her commencement of employment with us as our President and Chief Executive Officer.

(3)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to a repurchase right in favor of the Company that lapses in accordance with the same vesting provisions as the underlying options. Accordingly, the number of shares shown for the option in this column represents the number of shares that are early exercisable, regardless of vesting status.

(4)
The option is early-exercisable, meaning that it can be exercised before it vests for shares of our common stock, subject to a repurchase right in favor of the Company that lapses in accordance with the same vesting provisions as the underlying options. Accordingly, there are no shares shown for the option in this column as all shares underlying the options are early-exercisable, regardless of vesting status.

(5)
The option vests as to 1/36th of the shares initially underlying the option each month until fully vested on the third anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(6)
The option fully vests as to 100% of the shares initially underlying the option on the first anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(7)
Pursuant to the Repricing, the exercise price of the repriced options has been modified to be $1.87 per share, the closing price of our common stock on the repricing date, November 16, 2023. However, if an employee exercises a repriced option before the end of a retention period of one year (subject to earlier termination in certain circumstances), such employee will be required to pay the original exercise price per share of such repriced option. All vested shares as of the repricing date remain vested. Pursuant to the Repricing, the vesting schedules for the unvested shares underlying repriced options held by the named executive officers on the repricing date were extended for an additional year, and all unvested shares as of the repricing date will vest in equal monthly installments over the updated vesting schedule. There is no change to the expiration dates of or number of shares underlying the repriced options.

(8)
Under the original vesting schedule in effect prior to the Repricing, the options vest as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date. The original vesting schedule has since been modified pursuant to the Repricing, as described under footnote 7 above.

(9)
Under the original vesting schedule in effect prior to the Repricing, the option commenced vesting upon the consummation of the initial public offering of our common stock, then vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date. The original vesting schedule has since been modified pursuant to the Repricing, as described under footnote 7 above.

(10)
Under the original vesting schedule in effect prior to the Repricing, the option vests as to 12.5% of the shares initially underlying the option on the date that is six (6) months after the vesting commencement date and as to 1/48th of the shares initially underlying the option each month thereafter until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date. The original vesting schedule has since been modified pursuant to the Repricing, as described under footnote 7 above.

(11)
The option vests as to 12.5% of the shares initially underlying the option on the date that is six (6) months after the vesting commencement date and as to 1/48th of the shares initially underlying the option each month thereafter until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(12)
Under the original vesting schedule in effect prior to the Repricing, the option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date. The original vesting schedule has since been modified pursuant to the Repricing, as described under footnote 7 above.

(13)
The option vests as to 25% of the shares initially underlying the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

(14)
Dr. Albertson ceased serving as our Chief Medical Officer and Head of Development on November 10, 2023 and, as such, all of her options have since expired following the three-month post-termination exercise period.

(15)
The option vests as to 1/48th of the shares initially underlying the option each month until fully vested on the fourth anniversary of the vesting commencement date, subject to continued service to us through the applicable vesting date.

Each of the options included in the table above for the named executive officers is eligible for vesting acceleration as described below under the subsection titled “Employment Contracts and Change in Control Arrangements.”
Option Exercises and Stock Vested
For the fiscal year ended December 31, 2023, none of the named executive officers exercised any option awards nor acquired any shares of common stock upon the vesting of stock awards.
Pension Benefits
We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2023.
Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2023.
Employment Contracts and Change in Control Arrangements
Below are descriptions of our offer letters with our named executive officers, except for Dr. Albertson, who ceased serving as our Chief Medical Officer and Head of Development in November 2023. The offer letters with our named executive officers generally provide for at-will employment and set forth the named executive officer’s initial base salary, annual target bonus, and eligibility to participate in our employee benefit plans.
Offer Letters
Lynn Seely, M.D.
In December 2022, we and Dr. Seely entered into an offer of employment letter that governs the current terms of her employment with us as our President and Chief Executive Officer. The offer of employment letter provides that Dr. Seely’s initial annual base salary is $650,000. Dr. Seely is eligible to earn an annual incentive bonus of up to 60% of her base salary, based on the achievement of performance objectives to be determined by our Board of Directors. In addition, the offer of employment letter provides that we will reimburse Dr. Seely up to $25,000 for her reasonable attorney’s fees incurred in connection the review and negotiation of her offer of employment letter. We reimbursed Dr. Seely $12,300 of her legal fees incurred in 2022.
Dr. Seely’s offer of employment letter provides for severance benefits upon certain qualifying terminations of her employment. In the event of a termination of her employment by us without Cause (as defined below) or her resignation for Good Reason (as defined below), Dr. Seely will be eligible to receive (i) a lump-sum severance payment equal to the sum of (a) 18 months of her then-current base salary and (b) 1.5 times her annual incentive bonus at the target level for the year in which termination occurs, (ii) up to 18 months of payments of COBRA premiums for Dr. Seely and her eligible dependents or, at our discretion, a monthly cash payment equal to the monthly premium cost for such benefits and (iii) an additional 18 months of vesting credit for any then outstanding equity awards and the post-termination exercise period of her then outstanding vested stock options shall be exercisable until the earliest of the 12 month anniversary of her termination of employment, the expiration date of any such options’ term or a Change in Control.
In addition, if either (a) in a Change in Control her then outstanding equity awards are not assumed, substituted or replaced with awards of similar or equal value or (b) her employment is terminated by the Company without Cause or by her for Good Reason during the period beginning on the date that is 3 months prior to the effective date of a Change in Control and ending on the date that is 24 months following the effective date of such Change in Control, then 100% of any then outstanding equity awards shall become fully vested.
These severance benefits are conditioned upon Dr. Seely timely executing and not revoking a general release and waiver of all claims against us.
For the purposes of Dr. Seely’s offer of employment letter, the following definitions of “Cause” and “Good Reason,” as set forth in the letter, apply:
“Cause” means (a) Dr. Seely is indicted for, convicted of or plead guilty or nolo contendere to a felony or crime involving moral turpitude; (b) Dr. Seely engages in conduct that constitutes willful gross negligence or willful misconduct in carrying out her duties; (c) Dr. Seely breaches any covenant or any material provision of any agreement with the Company, including, among other things, a willful and material breach of written Company policy; (d) Dr. Seely materially violates a federal law or state law that the Board of Directors reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or (e) Dr. Seely commits an act of fraud or dishonesty in the performance of her job duties; except in the case of (b) or (c) above, if any such conduct or breach is curable and Dr. Seely fails to cure such conduct or breach to the reasonable satisfaction of the Board of Directors within 15 days following the date the Company delivers written notice of such conduct or breach to her.
“Good Reason” means that Dr. Seely, without her express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the her authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of her offer of employment letter or any other material agreement by the Company or a successor employer; (c) has been required to relocate or travel more than 35 miles from her then current place of employment in order to continue to perform the duties and responsibilities of her position (not including customary travel as may be required by the nature of her position); or (d) has been directed by the Board of Directors to knowingly and intentionally violate any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by Dr. Seely will not be for Good Reason unless (1) she notifies the Company in writing within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”) and (3) she actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If she terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the termination will not be considered to be for Good Reason.
Charles Newton
In February 2021, we and Mr. Newton entered into an offer of employment letter that governs the current terms of his employment with us as our Chief Financial Officer. The offer of employment letter provides that Mr. Newton’s initial annual base salary was $480,000. Mr. Newton’s annual base salary was increased to $499,200, effective March 1, 2022. Pursuant to the terms of the offer of employment letter, Mr. Newton received an advance signing bonus of $1,000,000, all of which was considered earned in February 2022 upon his completion of one year of employment with us. Mr. Newton is also eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors.
Mr. Newton is eligible for severance benefits in the event of certain qualifying terminations of his employment under the Amended Severance Plan (as defined below), as further described below under the subsection titled “Officer Severance Plan.”

Stephen Hill
In May 2019, we and Mr. Hill entered into an offer of employment letter governing the terms of his employment as our Chief Technical Operations Officer. The offer of employment letter provides that Mr. Hill’s initial annual base salary was $425,000. Mr. Hill’s annual base salary was increased to $455,271 and $504,400, effective March 1, 2021 and March 1, 2022, respectively. Pursuant to his offer of employment letter, Mr. Hill is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors, which was subsequently increased to up to 55% of his base salary in connection with his promotion to Chief Operating Officer in November 2021. In 2019, Mr. Hill received an advance signing bonus of $300,000, all of which was considered earned in May 2022 upon his completion of three years of employment with us, and in 2019 and 2022, he received relocation reimbursements totaling $132,188, all of which was considered earned in May 2021 upon his completion of two years of employment with us.
In April 2022, Mr. Hill entered into an agreement with us pursuant to which he waived his right to receive severance benefits provided for in his offer of employment letter upon certain qualifying terminations of his employment in order to participate in our Amended Severance Plan (as defined below) and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Matthew Lang, J.D.
In May 2023, we and Mr. Lang entered into an offer of employment letter governing the terms of his employment as our Chief Business Officer. The offer of employment letter provides that Mr. Lang’s initial annual base salary is $500,000. Pursuant to the terms of his offer of employment letter, Mr. Lang received an advance signing bonus of $400,000, which will be earned in July 2024 upon his completion of one year of employment with us. Mr. Lang must repay the unearned portion of his signing bonus to us if he resigns his employment (except for Good Reason) or we terminate his employment without Cause before the signing bonus is earned.
Mr. Lang is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors. The offer of employment letter provides that Mr. Lang’s annual incentive bonus for 2023 was to be prorated based upon his salary and target bonus level provided for in the offer of employment letter and the length of his employment from July 1, 2023 through the end of the 2023 fiscal year.
Mr. Lang is eligible to participate in our Amended Severance Plan and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.” Notwithstanding his participation in the Amended Severance Plan, the terms and definitions in Mr. Lang’s offer of employment letter related to severance and/or accelerated vesting benefits supersede (without duplication) the corresponding terms and definitions provided in the Amended Severance Plan.
Mr. Lang’s offer of employment letter provides for severance benefits upon certain qualifying terminations of his employment. In the event his employment is terminated by the Company without Cause or by him for Good Reason (each as defined below), (i) the Company will pay him a lump-sum payment equal to the sum of (a) twelve (12) months of his base salary and (b) one (1) times his annual bonus paid at target level (the “Lang Cash Severance Payments”); and (ii) he will receive an additional twelve (12) months of vesting credit for any then outstanding equity awards and the post-termination exercise period of his then outstanding vested stock options shall end on the earliest of the twelve (12) month anniversary of his termination of employment, the expiration date of any such option’s term or a Change in Control (as defined in the Amended Severance Plan). In addition, provided that he is eligible for and timely elects group health plan continuation coverage under COBRA, the Company will pay the premiums for him and his dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, consistent with terms set forth in the Amended Severance Plan.
In addition, if either (a) in a Change in Control his then outstanding equity awards are not assumed, substituted or replaced with awards of similar or equal value or (b) his employment is terminated by the Company without Cause or by him for Good Reason during the period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is twenty-four (24) months following the effective date of such Change in Control, then 100% of any then outstanding equity awards shall become fully vested.

In order to receive the Lang Cash Severance Benefits or the equity acceleration described above, Mr. Lang must first execute a release in favor of the Company in substantially the same form as set forth in the Amended Severance Plan, and the Release must become effective and irrevocable within sixty (60) days following his termination date.
For the purposes of Mr. Lang’s offer of employment letter, the following definitions of “Cause” and “Good Reason,” as set forth in the letter, apply:
“Cause” means (a) he is indicted for, convicted of, or plead guilty or nolo contendre to a felony or crime involving moral turpitude; (b) he engages in conduct that constitutes willful gross negligence or willful misconduct in carrying out his duties; (c) he breaches any covenant or any material provision of any agreement with the Company, including, among other things, a willful and material breach of written Company policy; (d) he materially violates a federal law or state law that the Board reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or (e) he commits an act of fraud or dishonesty in the performance of his job duties; provided, however, in the case of (b) or (c) above, if any such conduct or breach is curable, he fails to cure such conduct or breach to the reasonable satisfaction of the Board within fifteen (15) days following the date the Company delivers written notice of such conduct or breach to him.
“Good Reason” means that without his express, written consent, (a) he has incurred a material reduction in authority, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the his authority, title, duties or responsibilities immediately prior to the Change in Control); (b) he has suffered a material breach of his offer of employment letter or any other material agreement by the Company or a successor employer; (c) he has been required to relocate or travel more than thirty-five (35) miles from his then current place of employment in order to continue to perform the duties and responsibilities of his position (not including customary travel as may be required by the nature of his position); or (d) he has been directed by the Board of Directors to knowingly and intentionally violate any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by him will not be for Good Reason unless (1) he notifies the Company in writing within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) he actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If he terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the termination will not be considered to be for Good Reason.
Gary Lee, Ph.D.
In November 2021, we and Dr. Lee entered into an offer of employment letter governing the terms of his employment as our Chief Scientific Officer. The offer of employment letter provides that Dr. Lee’s initial annual base salary is $480,000. Pursuant to the terms of his offer of employment letter, Dr. Lee received an advance signing bonus of $350,000, all of which was considered earned in January 2024 upon his completion of two years of employment with us.
Dr. Lee is eligible to earn an annual incentive bonus of up to 50% of his base salary, based on the achievement of performance objectives to be determined by our Board of Directors.
Dr. Lee is eligible to participate in our Amended Severance Plan and is eligible thereunder for severance benefits upon certain qualifying terminations of his employment, as further described below under the subsection titled “Officer Severance Plan.”
Officer Severance Plan
In February 2022, our Compensation Committee approved an amended Officer Severance Plan (the “Amended Severance Plan”), which amends and restates in its entirety our prior Officer Severance Plan that became effective in July 2019.
The Amended Severance Plan, which is administered by our Compensation Committee, provides severance and/or accelerated vesting benefits to certain of our eligible employees who hold the title of vice president or above (other than our Chief Executive Officer) and are designated by our Compensation Committee and if applicable, agree to forego any severance benefits provided for in an individually negotiated employment contract or agreement (the “Eligible Employees”) upon certain qualifying terminations of employment, as described in more detail below. Each of Mr. Newton, Mr. Hill, Mr. Lang and Dr. Lee is an Eligible Employee and therefore eligible for severance benefits under the Amended Severance Plan and is considered a “Tier I Employee” (as defined below) thereunder.

Under the terms of the Amended Severance Plan, if we terminate an Eligible Employee’s employment without Cause (as defined below) (excluding by reason of death or disability) or the Eligible Employee resigns for Good Reason (as defined below) (each, a “Qualifying Termination”) and the Eligible Employee timely executes a general release of claims in favor of us, Eligible Employees who are Tier I Employees will receive the following severance benefits: (1) if such Qualifying Termination occurs outside the Change in Control Protection Period (as defined below): (a) cash payments equal to the sum of (i) an amount equal to twelve months of the Eligible Employee’s annual base salary and (ii) a pro-rated annual target bonus for the year in which the Qualifying Termination occurs and (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employees dependents (if any) for up to twelve months following the Qualified Termination; or (2) if such Qualifying Termination occurs during the Change in Control Protection Period (a) cash payments equal to the sum of (i) an amount equal to twelve months of the Eligible Employee’s annual base salary, (ii) 100% of the annual target bonus for the Eligible Employee for the year in which the Qualifying Termination occurs and (iii) any guaranteed or accrued bonus the Eligible Employee is eligible to receive as of the date of such Qualifying Termination, (b) payment of the employer portion of premiums for coverage under COBRA for the Eligible Employee and the Eligible Employee’s dependents (if any) for up to twelve months following the Qualifying Termination and (c) accelerated vesting of 100% of the Eligible Employee’s then outstanding and unvested equity awards which would otherwise become vested solely based on the Eligible Employee’s continued service to us.
For the purposes of the Amended Severance Plan, the following definitions of “Cause, “Good Reason,” “Change in Control,” “Change in Control Protection Period” and “Tier I Employee,” as set forth in the Amended Severance Plan, apply:
“Cause” means, with respect to any Eligible Employee, (i) “Cause” as defined in the applicable offer letter or employment agreement between the Eligible Employee and the Company; or (ii) in the absence of any definition of “Cause” contained in such employment agreement or offer letter, (a) the Eligible Employee is indicted for, convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude; (b) the Eligible Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Eligible Employee’s duties under the Eligible Employee’s offer letter or employment agreement, and, if curable, such breach remains uncured following fifteen days prior written notice given by the Company to the Eligible Employee specifying such conduct; (c) the Eligible Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen days’ prior written notice specifying such breach given by the Company to the Eligible Employee; (d) the Eligible Employee’s material violation of federal law or state law that our Board of Directors reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) the Eligible Employee’s act of fraud or dishonesty in the performance of the Eligible Employee’s job duties.
“Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise); except where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).
“Change in Control Protection Period” means the period beginning on the date that is three months prior to the effective date of a Change in Control (as defined above) and ending on the date that is the one-year anniversary of the effective date of such Change in Control.
“Good Reason” means that the Eligible Employee, without the Eligible Employee’s express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the Eligible Employee’s authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of the Eligible Employee’s offer letter or employment agreement (if any) by the Company or a successor employer; (c) has been required to relocate or travel more than fifty miles from the Eligible Employee’s then current place of employment in order to continue to perform the duties and responsibilities of the Eligible Employee’s position (not including customary travel as may be required by the nature of the Eligible Employee’s position); or (d) has been directed by our Board of Directors to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.
“Tier I Employee” means any Eligible Employee who prior to the date of his or her Qualifying Termination or a Change in Control was identified by the Company as a CEO Report or C-Suite executive, except for the Chief Executive Officer.
Potential Payments and Benefits Upon Termination or Change in Control
The offer of employment letter we have entered into with Dr. Seely provides for severance and/or change in control benefits as described above under “Employment Contracts and Change in Control Arrangements – Offer Letters – Lynn Seely, M.D.” Mr. Newton, Mr. Hill, Mr. Lang and Dr. Lee are eligible for severance benefits under the Amended Severance Plan, as described above under the section titled “Employment Contracts and Change in Control Arrangements – Officer Severance Plan.” In November 2023, Dr. Albertson voluntarily terminated her employment with us, in connection with which we provided her the Albertson Severance Payments pursuant to the Albertson Separation Agreement (each as defined above in the Summary Compensation Table).
The amount of compensation and benefits payable to each named executive officer (except for Dr. Albertson, whose severance benefits are described above) in various termination and change in control situations has been estimated in the table below. The value of the option vesting accelerations was calculated for the table below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2023. The closing price of our common stock on December 29, 2023 (the trading day immediately preceding December 31, 2023, which was not a trading day) was $1.94 and was used as the value of our common stock in the change in control calculations. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2023 by the difference between the closing price of our common stock as of December 29, 2023 and the applicable exercise price. No value is attributed to unvested options subject to acceleration that have exercise prices above the closing market price of our common stock on December 29, 2023.
Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason Outside of Change in Control Period ($)	Involuntary Termination Without Cause or Resignation for Good Reason Within Change in Control Period ($)
Lynn Seely, M.D.	Cash Severance	1,560,000	1,560,000
	COBRA Payments	74,795	74,795
	Vesting Acceleration(1)	—	—
	Total	1,634,795	1,634,795
Charles Newton	Cash Severance	748,800	748,800
	COBRA Payments	42,384	42,384
	Vesting Acceleration(1)	—	—
	Total	791,184	791,184
Stephen Hill	Cash Severance	781,820	781,820
	COBRA Payments	29,800	29,800
	Vesting Acceleration(1)	—	—
	Total	811,620	811,620
Matthew Lang, J.D.(2)	Cash Severance	750,000	750,000
	COBRA Payments	—	—
	Vesting Acceleration(1)	—	—
	Total	750,000	750,000
Gary Lee, Ph.D.(3)	Cash Severance	720,000	720,000
	COBRA Payments	14,457	14,457
	Vesting Acceleration(1)	—	—
	Total	734,457	734,457
(1)
The exercise prices of the options held by our named executive officers subject to the Repricing (the “Officer Repriced Options”) were modified to be $1.87 per share. However, to receive the new exercise price, option holders must remain employed with us through November 15, 2024. The original exercise prices of the Officer Repriced Options, as well as the exercise prices of the options held by our named executive officers that were not subject to the Repricing, were above the closing market price of our common stock on December 29, 2023. As a result, no value has been attributed to the vesting acceleration of any of the options held by our named executive officers.

(2)
Pursuant to our offer of employment letter with Mr. Lang (the “Lang Offer Letter”), in the event Mr. Lang’s resigns his employment (except for Good Reason) or the Company terminates his employment without Cause (as such terms are defined in Lang Offer Letter), Mr. Lang agrees to repay, within thirty (30) days of his last day of employment, the unearned portion of his sign-on bonus of $400,000.

(3)
Pursuant to our offer of employment letter with Dr. Lee, in the event Dr. Lee’s employment terminates for Good Reason or he is terminated without Cause, the entire sign-on bonus of $350,000 will be considered earned and will not need to be repaid. Dr. Lee’s entire sign-on bonus was fully earned as of January 2024.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our named executive officers (“NEOs”), including our current and former principal executive officer (“PEOs”) and certain financial performance of the Company. For further information concerning the Company’s compensation philosophy and how the Company seeks to align executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.” As we completed our initial public offering in June 2021, we are providing information relating only to fiscal years 2021, 2022 and 2023.
Year (a)	Summary Compensation Table Total for First PEO(1) ($) (b)	Summary Compensation Table Total for Second PEO(1) ($)	Compensation Actually Paid to First PEO(2) ($) (c)	Compensation Actually Paid to Second PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) (7) ($) (h)	Company- Selected Measure (i)
							Total Shareholder Return(5) ($) (f)	Peer Group Total Shareholder Return(6) ($) (g)
2023	—	2,647,476	—	(7,936,183)	3,210,333	1,129,554	11.49	89.20	(234,632)	(8)
2022	12,119,604	18,686,189	(7,436,043)	18,503,089	3,999,156	(278,006)	20.54	85.29	(183,118)	(8)
2021	18,643,569	—	23,660,025	—	18,291,846	17,482,540	45.83	94.89	(250,219)	(8)
(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for (i) with respect to 2023, Lynn Seely, M.D. (our Chief Executive Officer for that entire year); (ii) with respect to 2022, Elizabeth Homans (our Chief Executive Officer until December 15, 2022) as our “First PEO” and Dr. Seely (our Chief Executive Officer commencing December 15, 2022) as our “Second PEO”; and (iii) with respect to 2021, Elizabeth Homans (our Chief Executive Officer for that entire year), in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to (i) with respect to 2023, Dr. Seely; (ii) with respect to 2022, Ms. Homans and Dr. Seely; and (iii) with respect to 2021, Ms. Homans, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Homans and Dr. Seely during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Homans’ and Dr. Seely’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for First PEO ($)	Reported Value of Equity Awards for First PEO(a) ($)	Equity Award Adjustments for First PEO(b) ($)	Compensation Actually Paid to First PEO ($)
2023	—	—	—	—
2022	12,119,604	10,130,622	(9,425,025)	(7,436,043)
2021	18,643,569	17,654,715	22,671,171	23,660,025
Year	Reported Summary Compensation Table Total for Second PEO ($)	Reported Value of Equity Awards for Second PEO(a) ($)	Equity Award Adjustments for Second PEO(b) ($)	Compensation Actually Paid to Second PEO ($)
2023	2,647,476	1,685,250	(8,898,409)	(7,936,183)
2022	18,686,189	18,640,500	18,457,400	18,503,089
2021	—	—	—	—
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards for First PEO ($)	Change in Fair Value of Outstanding and Unvested Equity Awards for First PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for First PEO ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for First PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for First PEO ($)	Total Equity Award Adjustments for First PEO ($)
2023	—	—	—	—	—	—
2022	1,968,553	(9,371,423)	1,472,587	(3,494,742)	—	(9,425,025)
2021	6,648,436	3,642,284	1,846,719	10,533,733	—	22,671,171
Year	Year End Fair Value of Equity Awards for Second PEO ($)	Change in Fair Value of Outstanding and Unvested Equity Awards for Second PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for Second PEO ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for Second PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for Second PEO ($)	Total Equity Award Adjustments for Second PEO ($)
2023	—	(7,001,445)	—	(1,896,964)	—	(8,898,409)
2022	19,133,906	(503,729)	—	(172,776)	—	18,457,400
2021	—	—	—	—	—	—
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding our current and former PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding our current and former PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Charles Newton, Stephen Hill, Matthew Lang, J.D., Gary Lee, Ph.D. and Tina Albertson, M.D., Ph.D.; (ii) for 2022, Charles Newton, Stephen Hill, Gary Lee, Ph.D. and Rahsaan W. Thompson; and (ii) for 2021, Richard Klausner, M.D., Charles Newton and Stephen Hill.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our current and former PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our current and former PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding our current and former PEO) for each year to determine the compensation actually paid, using the same methodology described above in Note (2)(b):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2023	3,210,333	2,410,690	329,911	1,129,554
2022	3,999,156	3,105,152	(1,172,011)	(278,006)
2021	18,291,846	17,570,372	16,761,065	17,482,540
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards ($)	Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2023	1,043,424	(536,147)	172,101	(106,209)	(243,260)	329,911
2022	1,470,548	(2,108,564)	303,056	(837,051)	—	(1,172,011)
2021	7,567,532	1,925,210	316,359	6,951,965	—	16,761,065

(5)
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Each measurement period commenced on June 17, 2021, which is the first trading day after the date of the effectiveness of the registration statement filed in connection with our initial public offering.

(6)	Represents the peer group TSR. The peer group used for this purpose is the following published industry index: NASDAQ Biotechnology Index.
(7)
The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year. Due to the fact that the Company is not a commercial-stage company, the Company did not have any revenue during the periods presented, other than revenue primarily associated with an upfront payment under the Company’s license and collaboration agreement with GlaxoSmithKline (GSK). Consequently, the Company did not use net income (loss) as a performance measure in its executive compensation program.

(8)
While the Company uses various non-financial performance measures for the purpose of evaluating performance for its executive compensation program, for the most recently completed fiscal year, the Company did not use any financial performance measures to link compensation paid (including “compensation actually paid” as computed in accordance with Item 402(v) of Regulation S-K) to the NEOs to Company performance. See “Executive Compensation–Compensation Discussion and Analysis” for a description of the non-financial performance measures linked to executive compensation.

Narrative To Pay Versus Performance Table
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail above in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table. Also see footnote 8 to the table above.
Compensation Actually Paid and Net Loss
Because the Company is a pre-commercial stage company, we had no revenue during the periods presented, other than revenue primarily associated with an upfront payment under the Company’s license and collaboration agreement with GlaxoSmithKline Intellectual Property (No. 5) Limited and Glaxo Group Limited (together, “GSK”). Consequently, we do not use net income (loss) as a performance measure in our executive compensation program. Moreover, as a pre-commercial stage company with only limited, nonrecurring revenue associated with license and collaboration agreements, we do not believe there is any meaningful relationship between our net income (loss) and compensation actually paid to our NEOs during the periods presented.

Compensation Actually Paid and Cumulative Company TSR and Cumulative Peer Group TSR
The chart below shows the relationship between the compensation actually paid to our current and former PEO and the average compensation actually paid to our non-PEO NEOs, on the one hand, to the Company’s cumulative TSR and the cumulative weighted peer group TSR of the NASDAQ Biotechnology Index over the years presented in the table, on the other.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CHIEF EXECUTIVE OFFICER PAY RATIO
Under SEC rules, we are required to disclose the ratio between the total annual compensation of our principal executive officer (our Chief Executive Officer, or “CEO”) to the total annual compensation of our median employee (excluding our CEO). We identified the median employee by examining the 2023 total annual compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2023 (the determination date). To identify our median employee, we used (i) annual base salary paid for 2023, (ii) annual incentive bonus compensation paid for 2023, and (iii) target annual grant value of equity awards granted in 2023, as our consistently applied compensation measure. We annualized the compensation of all permanent employees who were not employed by us for all of 2023.
After identifying the median employee as described above, we calculated annual total compensation for that employee using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table above. The total annual compensation of the median employee for 2023 was $236,291. The total annual compensation for our Chief Executive Officer as reported in the Summary Compensation Table for 2023 was $2,647,476. The ratio of Chief Executive Officer total annual compensation to the median employee total annual compensation for 2023 was approximately 11.2 to 1.
The CEO pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Neither the Compensation Committee nor our management used our CEO pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2023
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2023.
Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	57,669,686(1)	$4.75(2)	29,851,980(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	57,669,686	$4.75	29,851,980
(1)
Consists of outstanding awards under the 2018 Plan and the 2021 Plan, including 2,072,855 shares subject to restricted stock units (“RSUs”). Excludes purchase rights accruing under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). Each offering under our 2021 ESPP consists of one six-month purchase period (except for the initial purchase period, which commenced on June 16, 2021 in connection with our initial public offering and ended May 18, 2022), and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower.

(2)	Excludes 2,072,855 shares of common stock subject to outstanding RSUs that will be issued as the RSUs vest without any cash consideration payable for such shares.
(3)
As of December 31, 2023, 26,390,351 shares of common stock remained available for future issuance under the 2021 Plan, and 3,461,629 shares of common stock remained available for future issuance under the 2021 ESPP. The number of shares remaining available for future issuance under the 2021 Plan automatically increases on January 1st each year, through and including January 1, 2031, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2024, the number of shares available for issuance under the 2021 Plan automatically increased by 12,697,885 shares of our common stock. The number of shares remaining available for future issuance under the 2021 ESPP automatically increases on January 1st of each year through and including January 1, 2031, in an amount equal to the least of (i) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (ii) 4,940,000 shares of our common stock, or (iii) a number of shares as determined by our Board of Directors prior to January 1st of a given year. On January 1, 2024, the number of shares available for future issuance under the 2021 ESPP automatically increased by 2,539,577 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions Policy and Procedures
We have adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors). Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets in a fiscal year) and such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration and approval or ratification.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts (including the proposed aggregate value), the interests, direct and indirect, of the related persons, the benefits to us of the transaction, the availability of other sources of comparable products or services, an assessment of whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case maybe, an unrelated third party, and management’s recommendation.
To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In approving or rejecting any proposed related person transaction, our Audit Committee considers all relevant available facts and circumstances, including, but not limited to (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (b) the risks, costs and benefits to us, (c) the extent of the related person’s interest in the transaction, including, without limitation, the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, and (d) the availability of other sources for comparable services or products. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval or ratification. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee approves only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Committee determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2023 and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under the sections titled “Executive Compensation” and “Non-Employee Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Limitations on Liability and Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. These agreements provide, among other things, that we will indemnify our executive officer or director, under the circumstances and to the extent provided for in the indemnification agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this Proxy Statement include, but are not limited to, statements regarding our anticipated progress, business plans, business strategy, working capital and capital expenditure needs, and clinical trials for our product candidates and other statements that are not historical fact. In some cases, you can identify forward-looking statements by terms such as: “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should” and “will.” These statements are based on our current plans, objectives, estimates, expectations and intentions, are not guarantees of future performance and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those described under the heading “Risk Factors” in Lyell’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024. Forward-looking statements contained in this Proxy Statement are made as of this date, and Lyell undertakes no duty to update such information except as required under applicable law.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations, or contact us at (650) 695-0677. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Matthew Lang, J.D.
Chief Business Officer and Corporate Secretary
April 22, 2024
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to: Lyell Immunopharma, Inc., 201 Haskins Way, South San Francisco, CA 94080, Attn: Investor Relations. Our Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.
The Annual Report on Form 10-K is also available at www.proxyvote.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LYEL2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 13, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47836-P11944

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LYELL IMMUNOPHARMA, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Class III Directors

Nominees:	**For**	**Withhold**
1a. Elizabeth Nabel, M.D.	☐	☐
1b. Lynn Seely, M.D.	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for its fiscal year ending December 31, 2024.	☐	☐	☐
3. Approval, on a non-binding advisory basis, of the compensation of the company's named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V47837-P11944

LYELL IMMUNOPHARMA, INC.
Annual Meeting of Stockholders
June 14, 2024 8:30 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Lynn Seely, M.D., Charles Newton and Matthew Lang, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LYELL IMMUNOPHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Pacific Time on June 14, 2024, through a live webcast at www.virtualshareholdermeeting.com/LYEL2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Please mark, sign, date, and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side